Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 24, 2024. GS Finance Corp. $ Autocallable Goldman Sachs Momentum Builder® Focus ER Index-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. Unless your notes are automatically called on any annual call observation date, the amount that you will be paid on your notes on the stated maturity date (expected to be February 6, 2031) will be based on the performance of the Goldman Sachs Momentum Builder® Focus ER Index (the “index”) as measured from the trade date (expected to be February 1, 2024) to and including the determination date (expected to be January 23, 2031).

If the final index level (the closing level of the index on the determination date) is greater than the initial index level (set on the trade date and will be an intra-day level or the closing level of the index on the trade date), the return on your notes will be the index return (the percentage increase or decrease in the final index level from the initial index level).

Your notes will be called if the closing level of the index on any call observation date is greater than or equal to the applicable call level (specified on page PS-7), resulting in a payment on the corresponding call payment date (the tenth business day after the call observation date) equal to the face amount of your notes plus the product of $1,000 times the applicable call return (specified on page PS-7).

The index measures the performance of a “base index” and non-interest bearing cash positions subject to certain deductions, as described in further detail below. On each index business day, exposure to the base index will be reduced and exposure to the non-interest bearing cash positions increased if (i) the realized volatility of the base index exceeds a volatility control limit of 5% (we refer to the base index, after applying this volatility control limit, as the “volatility controlled index”) or (ii) the volatility controlled index has exhibited negative price momentum.

The base index is composed of underlying assets, which consist of (i) nine underlying indices, potentially providing exposure to the following asset classes: focused U.S. equities; other developed market equities; developed market fixed income; emerging market equities; and commodities; and (ii) a money market position that accrues interest at a rate equal to the federal funds rate (the “return-based money market position”). The base index rebalances on each index business day based on historical returns of the underlying assets, subject to a limitation on realized volatility (which is separate from the volatility control mechanism described in the paragraph above) and minimum and maximum weights for the underlying assets and asset classes. As a result of the rebalancing, the base index may include as few as 2 underlying assets (including the return-based money market position) and may never include some of the underlying indices or asset classes.

The daily base index return is subject to a deduction equal to the return on the federal funds rate and, in addition, the entire index is subject to a deduction of 0.65% per annum (accruing daily).

The net effect of the deduction for the federal funds rate on the base index and the 0.65% deduction on the full index means that any aggregate exposure to the return-based money market position or the non-interest bearing cash positions will reduce the index performance on a pro rata basis by 0.65%. A very significant portion of the index has been, and may be in the future, allocated to the return-based money market position and the non-interest bearing cash positions.

The description above is only a summary. For a more detailed description of the index, including information about the fees and deductions that are applied to the index, see “Index Summary” beginning on page PS-3.

If your notes are not called, at maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•
if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index return; or
•
if the index return is zero or negative (the final index level is equal to or less than the initial index level), $1,000.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-16.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $850 and $890 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be February 6, 2024	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*The original issue price will be % for certain investors; see “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-65 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. dated , 2024.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $850 and $890 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $1,000 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all the terms of your notes and therefore should be read in conjunction with such documents:

•
December 2023 MOBU Focus ER index supplement addendum dated December 21, 2023
•
MOBU Focus ER index supplement no. 35 dated December 21, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

INDEX SUMMARY

The Goldman Sachs Momentum Builder® Focus ER Index (the index) measures the weighted performance of a base index composed of the underlying indices and a money market position (the return-based money market position), calculated on an excess return basis over the federal funds rate, together with non-interest bearing hypothetical cash positions that are not components of the base index. The non-interest bearing hypothetical cash positions arise either from the application of a 5% volatility control to the base index (the deleverage cash position) or a momentum risk control adjustment mechanism (the momentum risk control cash position). In addition to the base index deduction described above, the entire index is subject to a deduction of 0.65% per annum (accruing daily), as described below.

The index rebalances on each index business day from among 10 eligible underlying assets (considering the return-based money market position and non-interest bearing cash positions as a single eligible underlying asset) that have been categorized in the following asset classes: focused U.S. equities; other developed market equities; developed market fixed income; emerging market equities; commodities; and cash equivalent. The index attempts to track the positive price momentum in the eligible underlying assets (as defined below), subject to limitations on volatility, a minimum and maximum weight for each base index underlying asset and each asset class, and reduced exposure to the extent that the realized volatility of the base index exceeds a volatility control level of 5% or the volatility controlled index has exhibited negative price momentum, each as described below. The return-based money market position reflects the notional returns accruing to a hypothetical investor from an investment in a money market account denominated in U.S. dollars that accrues interest at the notional interest rate (a rate equal to the federal funds rate). As used in this index description, “realized volatility” is a measure of the degree of variation in historical returns.

On each index business day, the index is rebalanced as follows:

•
First the base index is calculated.
o
The return of the base index reflects a deduction at the federal funds rate.
•
Next, the volatility control is applied to produce the “volatility controlled index” as an interim step. In applying the volatility control, exposure to the base index may be reduced by ratably allocating a portion of the base index exposure to the deleverage cash position to the extent that the realized volatility of the base index exceeds the volatility control level of 5%.
o
The return of the volatility controlled index reflects a deduction of 0.65% per annum (accruing daily).
•
Finally, the momentum risk control is applied to produce the index. In applying the momentum risk control, exposure to the volatility controlled index (and therefore to the base index) may be reduced by ratably allocating a portion of the index exposure to the momentum risk control cash position.
o
The portion of the index ratably allocated to the momentum risk control cash position reflects a deduction of 0.65% per annum (accruing daily).

At this level, the deduction rate of 0.65% applies only to the momentum risk control cash position, rather than the index as a whole, because the deduction rate has already been factored into the calculation of the volatility controlled index. As a result, the deduction rate applies to the entire index.

Base Index Rebalancing

On each index business day (in the following contexts, a rebalancing day), the base index is rebalanced as follows:

•
For each index business day, the hypothetical portfolios of eligible base index underlying assets (i.e., the eligible underlying indices and the return-based money market position) that would have provided the highest historical returns during each of three look-back periods (nine months, six months and three months) are calculated. The look-back periods are measured from (and excluding) the day which falls respectively nine (9), six (6) or three (3) calendar months before the third index business day prior to the given index business day (or, if any such date is not an index business day, the index business day immediately preceding such day) to (and including) the third index business day prior to the given index business day. Each portfolio is subject to (i) a 5% volatility limit (which may be relaxed in certain circumstances) on the degree of variation in the closing levels of the aggregate of such eligible base index underlying assets over the relevant look-back period and (ii) a minimum and maximum weight for each eligible base index underlying asset and each base index asset class. This results in three hypothetical portfolios of eligible base index underlying assets (one for each look-back period) for each index business day.
•
For each index business day, a target weight is calculated for each eligible base index underlying asset as the average of the weights of such eligible base index underlying asset in the three hypothetical portfolios.

•
For each rebalancing day, the weight of each eligible base index underlying asset for the base index rebalancing will equal the average of the target weights for such eligible base index underlying asset over the weight averaging period related to such rebalancing day. The weight averaging period for any rebalancing day will be the period from (but excluding) the tenth index business day on which no index market disruption event occurs or is continuing with respect to any eligible base index underlying asset prior to such day to (and including) such day.
•
The basket of base index underlying assets resulting from the application of the weights calculated above is the base index. As a result of the constraints applied in its methodology, the base index may include as few as two eligible base index underlying assets (including the return-based money market position) and may not include some of the eligible base index underlying assets or base index asset classes during the entire term of the notes. The base index is calculated on an excess return basis, reflecting a deduction of the return that could be earned on a notional cash deposit at the notional interest rate, which is a rate equal to the federal funds rate.

The following is a list of the eligible base index underlying assets for the index, including the related base index asset classes, base index asset class minimum and maximum weights and base index underlying asset minimum and maximum weights.

BASE INDEX ASSET CLASS	BASE INDEX ASSET CLASS MINIMUM WEIGHT	BASE INDEX ASSET CLASS MAXIMUM WEIGHT	ELIGIBLE BASE INDEX UNDERLYING ASSET	TICKER	BASE INDEX UNDERLYING ASSET MINIMUM WEIGHT	BASE INDEX UNDERLYING ASSET MAXIMUM WEIGHT
Focused US Equities	20%	50%	US Equity Futures Rolling Strategy Index	FRSIUSE	0%**	30%
			US Technology Equity Futures Rolling Strategy Series Q Total Return Index	GSISNQET	0%**	30%
Other Developed Market Equities	0%	50%	European Equity Futures Rolling Strategy Index	FRSIEUE	0%	30%
			Japanese Equity Futures Rolling Strategy Index	FRSIJPE	0%	30%
Developed Market Fixed Income	0%	80%	US Government Bond Futures Rolling Strategy Index	FRSIUSB	0%	60%
			European Government Bond Futures Rolling Strategy Index	FRSIEUB	0%	60%
			Japanese Government Bond Futures Rolling Strategy Index	FRSIJPB	0%	60%
Emerging Market Equities	0%	20%	Emerging Markets Equity Futures Rolling Strategy Index	FRSIEME	0%	20%
Commodities	0%	25%	Bloomberg Gold Subindex Total Return	BCOMGCTR	0%	25%
Cash Equivalent	0%	80%*	Return-Based Money Market Position	N/A	0%	80%*

* The base index asset class maximum weight and base index underlying asset maximum weight applicable to the Cash Equivalent in the table only apply to the return-based money market position in the base index, and not the deleverage cash position or the momentum risk control cash position (which are outside of the base index). As a result of the volatility control and momentum risk control adjustment features, the index may allocate nearly its entire exposure to hypothetical cash positions.

** Although the underlying asset weight of each of the US Large-Cap Equities (US Equity Futures Rolling Strategy Index) and US Technology Equities (US Technology Equity Futures Rolling Strategy Series Q Total Return Index) may be as low as 0%, their minimum combined weight must equal at least 20%.

Volatility Control

After a base index rebalancing, if on such rebalancing day the realized volatility of the base index’s excess returns (which take into account daily deductions at the notional interest rate) exceeds the volatility control level of 5%, the index will be rebalanced again in order to reduce such realized volatility to 5% by ratably reallocating a portion of the index exposure from the base index to the deleverage cash position.

The weighted basket resulting from the application of the volatility control is referred to as the “volatility controlled index”. The volatility controlled index measures the performance of the base index and the non-interest bearing deleverage cash position, with respective weights determined on each index business day as described above, minus 0.65% per annum (accruing daily).

The volatility measure used to calculate the volatility controlled index is based on the higher of two realized volatilities of base index excess returns using (i) a short-term “decay factor” of 0.94 giving relatively greater weight to more recent volatilities and (ii) a long-term “decay factor” of 0.97 giving relatively greater weight to older volatilities. Generally, a higher “decay factor” gives relatively greater weight to older data, reflecting a longer-term perspective. For a discussion of decay factors and other issues relating to the volatility control feature, see “The Index — What is realized volatility and how are the weights of the underlying assets influenced by it?”.

Momentum Risk Control

After a volatility controlled index rebalancing, if on such rebalancing day the volatility controlled index has exhibited negative price momentum (i.e., negative returns), the index will be rebalanced again by ratably reallocating a portion of the index exposure from the volatility controlled index to the momentum risk control cash position. Negative price momentum is deemed to occur if, on one or more index business days during the 21 index business day period from (but excluding) the 23rd index business day, to (and including) the 2nd index business day, prior to such rebalancing day, the volatility controlled index level is lower than its level 100 index business days prior to such day. Such 21 index business day period is defined as the momentum measurement period with respect to such rebalancing day, and each index business day in such period is defined as a momentum measurement day. The returns on the portion of the index allocated to the momentum risk control cash position are subject to a deduction of 0.65% per annum (accruing daily).

On any rebalancing day, the exposure of the index to the volatility controlled index will be based on a weighted percentage of the number of momentum measurement days during which the volatility controlled index level equals or exceeds its level on the 100th index business day preceding such momentum measurement day, with a value of 1 assigned to each momentum measurement day for which such condition is satisfied and a value of 0.25 assigned to each momentum measurement day for which such condition is not satisfied. For example, if the level of the volatility controlled index on each of the 21 momentum measurement days was greater than or equal to its level 100 index business days prior to such momentum measurement day, the index would be allocated 100% to the volatility controlled index and 0% to the momentum risk control cash position on such rebalancing day. Conversely, if the level of the volatility controlled index on each of the momentum measurement days was less than its level 100 index business days prior to such momentum measurement day, the index would be allocated 25% to the volatility controlled index and 75% to the momentum risk control cash position on such rebalancing day.

Index Values and Deductions

The image below depicts the calculation of the index values of each of the three layers of the index. This image is presented as a summary and should be read together with the more complete description of the calculation of the index immediately above.

•
Base index: First, the orange innermost layer of the image represents the base index, which is comprised of the underlying indices and the return-based money market position (if any). The base index is calculated on an excess return basis, meaning that the return of the base index reflects a deduction of the return that could be earned on a notional cash deposit at the notional interest rate (a rate equal to the federal funds rate). The image shows that the value of the base index is based on the weighted sum of:
o
the performance of the underlying indices
o
plus the performance of any return-based money market position (which performance will equal the federal funds rate),

less a deduction at the federal funds rate (applied to each base index component).

•
Volatility controlled index: Second, the green middle layer of the image represents the volatility controlled index, which is comprised of the base index and the deleverage cash position (if any) based on a measure of volatility. The image shows that the value of the volatility controlled index (composed of the base index and the deleverage cash position) is based on the weighted sum of:
o
the excess returns of the base index, as described above
o
plus a zero return attributable to any non-interest bearing deleverage cash position,

less a deduction rate of 0.65% per annum (accruing daily) (applied to each component of the volatility controlled index).

•
Index: Finally, the blue outer layer of the image represents the index, which is comprised of the volatility controlled index and the momentum risk control cash position (if any) based on a measure of momentum. The image shows that the value of the index is based on the weighted sum of:
o
the performance of the volatility controlled index, as described above

o
plus a zero return attributable to the non-interest bearing momentum risk control cash position less a deduction rate of 0.65% per annum (accruing daily) that applies solely to the momentum risk control cash position (if any).

At this level, the deduction rate of 0.65% applies only to the momentum risk control cash position, rather than the index as a whole, because the deduction rate has already been factored into the calculation of the volatility controlled index.

As a result, any portion of the index attributable to a return-based money market position, a deleverage cash position or a momentum risk control cash position will effectively have a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily) at the index level.

The final row of the image (no color) shows the cumulative impact of fees and deductions on each component of the index.

Index
Volatility controlled index				Momentum risk control cash position (if any)
	Base index		Deleverage cash position (if any)
	Underlying indices	Return-based money market position (if any)
Returns	+ underlying asset return*	+ Fed Funds Rate	0**	0**
Base index-level deductions	- Fed Funds Rate		Not applicable	Not applicable
Volatility controlled index-level deductions	- 0.65%/ annum			Not applicable
Index-level deductions	0			- 0.65%/ annum
Underlying Assets	Underlying indices	Return-based money market position (if any)	Deleverage cash position (if any)	Momentum risk control cash position (if any)
Net Impact	underlying asset return* – Fed Funds Rate – 0.65% / annum	- 0.65%/ annum	- 0.65%/ annum	- 0.65%/ annum

*The return contribution of the underlying indices to the base index is the weighted sum of underlying index returns weighted according to their respective weights in the base index, and the return contribution of the underlying indices to the index may be reduced by deleveraging of volatility controlled index exposure to the base index resulting from the application of the 5% volatility control to the base index or deleveraging of the index exposure to the volatility controlled index resulting from application of the momentum risk control adjustment mechanism to the volatility controlled index.

**The deleverage cash position and momentum risk control cash position represent hypothetical non-interest bearing cash positions. As neither position bears interest, the return attributable to these positions will always be zero.

Internal Currency Hedge

With respect to the eligible underlying assets denominated in a currency other than U.S. dollars (i.e., European Equity Futures Rolling Strategy Index (FRSIEUE), the Japanese Equity Futures Rolling Strategy Index (FRSIJPE), the European Government Bond Futures Rolling Strategy Index (FRSIEUB) and the Japanese Government Bond Futures Rolling Strategy Index (FRSIJPB)), the index reflects an internal simulated currency hedge, which, through a series of hypothetical currency hedging transactions, seeks to partially mitigate such eligible underlying assets’ exposure to exchange rate fluctuations in such currencies.

Terms AND CONDITIONS

CUSIP / ISIN: 40057XZZ1 / US40057XZZ13

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Index: Goldman Sachs Momentum Builder® Focus ER Index (current Bloomberg symbol: “GSMBFC5 Index”), or any successor index, as it may be modified, replaced or adjusted from time to time as provided herein

Face amount: $ in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•
if the index return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the index return; or
•
if the index return is zero or negative, $1,000.

Initial index level (set on the trade date): an intra-day level or the closing level of the index on the trade date

Final index level: the closing level of the index on the determination date, subject to adjustment as provided in “— Consequences of a non-trading day” and “— Discontinuance or modification of the index” below

Upside participation rate: 100%

Index return: the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a percentage

Company’s redemption right (automatic call feature): If a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date for each $1,000 of the outstanding face amount equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call return specified under “Call observation dates” below.

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of the index is greater than or equal to the applicable call level set forth below under “— Call observation dates”

Call level: with respect to any call observation date, the applicable call level specified in the table set forth under “Call observation dates” below; as shown in such table, the call level increases the longer the notes are outstanding

Call return: with respect to any call payment date, the applicable call return specified in the table set forth under “Call observation dates” below; as shown in such table, the call return increases the longer the notes are outstanding

Call payment dates (set on the trade date): expected to be the tenth business day after each call observation date. If a call observation date is postponed as described under “— Call observation dates” below, such postponement of the call observation date will not postpone the related call payment date.

Call observation dates (set on the trade date): expected to be the dates specified as such in the table below, commencing February 2025 and ending February 2030, unless the note calculation agent determines that such day is not a trading day. In that event, the applicable call observation date will be the first following trading day. In no event, however, will the applicable call observation date be postponed more than five scheduled trading days. If a call observation date is postponed to the last possible day for that period, but that day is not a trading day, that day will nevertheless be the applicable call observation date.

Call Observation Date	Call Level (Expressed as a Percentage of the Initial Index Level)	Call Return
February 3, 2025	100.75%	12%
February 2, 2026	101.5%	24%
February 1, 2027	102.25%	36%
February 1, 2028	103%	48%
February 1, 2029	103.75%	60%
February 1, 2030	104.5%	72%

Trade date: expected to be February 1, 2024

Original issue date (set on the trade date): expected to be February 6, 2024

Determination date (set on the trade date): expected to be January 23, 2031, unless the note calculation agent determines that such day is not a trading day. In that event, the determination date will be the first following trading day. In no event, however, will the determination date be postponed by more than five scheduled trading days. If the determination date is postponed to the last possible day, but such day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date (set on the trade date): expected to be February 6, 2031, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination date” above, such postponement of the determination date will not postpone the stated maturity date.

Closing level of the index: the official closing level of the index or any successor index published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf) on any trading day for the index

Level of the index: at any time on any trading day, the official level of the index or any successor index published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf) at such time on such trading day

Business day: each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close

Trading day: a day on which the index is calculated and published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf). For the avoidance of doubt, if the index calculation agent determines that an index market disruption event occurs or is continuing on any day, such day will not be a trading day. A day is a scheduled trading day with respect to the index if, as of the trade date, the index is expected to be calculated and published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf) on such day.

Index calculation agent: Solactive AG or any replacement index calculation agent

Index sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the index as then in effect (current index sponsor: Goldman Sachs & Co. LLC (“GS&Co.”)).

Successor index: any substitute index approved by the note calculation agent as a successor index as provided under “— Discontinuance or modification of the index” below

Underlying indices: with respect to the index, at any time, the indices that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Consequences of a non-trading day: If a day that would otherwise be the applicable originally scheduled call observation date or the originally scheduled determination date, as applicable, is not a trading day, then such call observation date or the determination date, as applicable, will be postponed as described under “— Call observation dates” or “— Determination date” above.

If the note calculation agent determines that the closing level of the index is not available on the last possible applicable call observation date or the final index level is not available on the last possible determination date because of a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the index” below), then the note calculation agent will nevertheless determine the level of the index based on its assessment, made in its sole discretion, of the level of the index on that day.

Discontinuance or modification of the index: If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the note calculation agent determines is comparable to the index, or if the note calculation agent designates a substitute index, then the note calculation agent will determine the cash settlement amount payable on the stated maturity date or the amount payable on a call payment date, as applicable, by reference to the substitute index. We refer to any substitute index approved by the note calculation agent as a successor index.

If the note calculation agent determines that the publication of the index is discontinued and there is no successor index, the note calculation agent will determine the amount payable on the applicable call payment date or on the stated maturity date, as applicable, by a computation methodology that the note calculation agent determines will as closely as reasonably possible replicate the index.

If the note calculation agent determines that (i) the index or the method of calculating the index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index or the underlying indices and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the underlying indices or its sponsor or is due to any other reason — and is not otherwise reflected in the level of the index by the index sponsor pursuant to the then-current index methodology of the index or (ii) there has been a split or reverse split of the index, then the note calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the level of the index used to determine the amount payable on a call payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the note calculation agent with respect to the index may be made by the note calculation agent in its sole discretion. The note calculation agent is not obligated to make any such adjustments.

Note calculation agent (calculation agent): GS&Co.

Default amount: If an event of default occurs and the maturity of this note is accelerated, the company will pay the default amount in respect of the principal of this note at the maturity, instead of the amount payable on the stated maturity date as described earlier. The default amount for this note on any day (except as provided in the last sentence under “— Default quotation period” below) will be an amount, in the specified currency for the face amount of this note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of the company’s payment and other obligations with respect to this note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to this note. That cost will equal:

•
the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•
the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of this note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for this note, which is described below, the holder of the notes and/or the company may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default quotation period: The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•
no quotation of the kind referred to above is obtained, or
•
every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of this note.

Qualified financial institutions: For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•
A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•
P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Overdue principal rate: the effective Federal Funds rate

Defeasance: not applicable

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of your notes is accelerated, the company will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “Terms and Conditions” above. For the purpose of determining whether the holders of our Series F medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series F medium-term notes, holders of specified percentages in principal amount of all Series F medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series F medium-term notes, including your notes, except with respect to certain Series F medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series F medium-term notes or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the index on a call observation date and on the determination date could have on the amount of cash payable on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the closing level of the index will be on any call observation date or what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples assumes that the offered notes are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date, as the case may be. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as the volatility of the index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-16 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	100%

No non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date

No change in or affecting any of the eligible underlying assets or the method by which the index sponsor calculates the index

Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

Moreover, we have not yet set the initial index level that will serve as the baseline for determining if the notes will be called and the amount that we will pay on your notes on the call payment date or at maturity. We will not do so until the trade date. As a result, the initial index level may differ substantially from the index level prior to the trade date. For these reasons, the actual performance of the index over the life of your notes, particularly on each call observation date and the determination date, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical index performance information or hypothetical performance data shown elsewhere in this pricing supplement. For information about the historical index performance levels and hypothetical performance data of the index during recent periods, see “The Index —Daily Closing Levels of the Index” on page PS-52. Before investing in the offered notes, you should consult publicly available information to determine the level of the index between the date of this pricing supplement and the date of your purchase of the offered notes.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index underlying assets.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying indices.

Hypothetical Amount In Cash Payable on a Call Payment Date

The following examples reflect hypothetical amounts that you could receive on the applicable call payment dates. While there are six potential call payment dates with respect to your notes, the examples below only illustrate the amount you will receive, if any, on the first and second call payment date.

If, for example, your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the index is greater than or equal to 100.75% of the initial index level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call return times $1,000. Therefore, for example, if the closing level of the index on the first call observation date were determined to be 120% of the initial index level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 112% of the face amount of your notes or $1,120 for each $1,000 face amount of your notes. Even if the closing level of the index on a call observation date exceeds the applicable call level, causing the notes to be automatically called, the amount in cash payable on the call payment date will be limited due to the applicable call return.

If, for example, the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of the index is less than 100.75% of the initial index level and on the second call observation date the closing level of the index is greater than or equal to 101.5% of the initial index level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call return times $1,000. Therefore, for example, if the closing level of the index on the second call observation date were determined to be 140% of the initial index level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 124% of the face amount of your notes or $1,240 for each $1,000 face amount of your notes. Even if the closing level of the index on a call observation date exceeds the applicable call level, causing the notes to be automatically called, the amount in cash payable on the call payment date will be limited due to the applicable call return.

Hypothetical Cash Settlement Amount at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of the index is less than the applicable call level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the index on the determination date, as shown in the table below. The table below shows the hypothetical cash settlement amounts that we would deliver on the stated maturity date in exchange for each $1,000 face amount of the notes if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown in the left column.

The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical cash settlement amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final index level and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
175.00%	175.00%
150.00%	150.00%
125.00%	125.00%
110.00%	110.00%
100.00%	100.00%
90.00%	100.00%
75.00%	100.00%
50.00%	100.00%
25.00%	100.00%
0.00%	100.00%

If, for example, the notes have not been automatically called on a call observation date and the final index level were determined to be 25.00% of the initial index level, the cash settlement amount that we would deliver on your notes at maturity would be 100.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would receive no return on your investment.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final index level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level of less than 100.00% (the section left of the 100.00% marker on the horizontal axis) would result in a hypothetical cash settlement amount of 100.00% of the face amount of your notes.

The amounts shown above are entirely hypothetical; they are based on closing levels of the index that may not be achieved on a call observation date or the determination date, as the case may be, and on assumptions that may prove to be erroneous. The actual market value of your notes on a call payment date, the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical amounts on notes held to a call payment date or the stated maturity date, as the case may be, in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-18.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a zero coupon bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the index on each of the call observation dates or final index level on the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount in cash that you will receive and the rate of return on the offered notes will depend on whether or not the notes are called, the actual initial index level, which we will set on the trade date, and the actual closing level of the index on each call observation date and the actual final index level on the determination date, each as determined by the note calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount in cash to be paid in respect of your notes on a call payment date or the stated maturity date, as the case may be, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in any eligible underlying asset or the assets held by any eligible underlying index or in notes that bear interest at the notional interest rate. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Although we have classified the risks described below into two categories (risk overview and risks related to the index), and the accompanying index supplement includes a third category of risks (risks related to the eligible underlying indices), the order and document in which any category of risks appears is not intended to signify any decreasing (or increasing) materiality of these risks. You should read all of the risks described below and in the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus.

Risk Overview

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Receive Only the Face Amount of Your Notes at Maturity

If the index return is zero or negative on the determination date, the return on your notes will be limited to the face amount.

Even if the amount paid on your notes at maturity exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount In Cash That You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Index at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be

The amount in cash that you will receive on a call payment date, if any, will be paid only if the closing level of the index on the applicable call observation date is greater than or equal to the applicable call level. Therefore, the closing level of the index on dates other than the call observation dates will have no effect on any amount paid in respect of your notes on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date (if the notes were not previously automatically called) will be based on the closing level of the index on the determination date and, therefore, the closing level of the index on dates other than the determination date will have no effect on any cash settlement amount paid in respect of your notes on the stated maturity date. Therefore, for example, if the closing level of the index dropped precipitously on the determination date, the cash settlement amount for the notes may be significantly less than it otherwise would have been had the cash settlement amount been linked to the closing level of the index prior to such drop. Although the actual closing level of the index on the applicable call payment dates, the stated maturity date or at other times during the life of the notes may be higher than the closing level of the index on the call observation dates or the final index level on the determination date, you will not benefit from the closing level of the index at any time other than on the call observation dates or on the determination date.

The Amount You Will Receive on a Call Payment Date Will Be Limited

Regardless of the closing level of the index on a call observation date, the amount in cash that you may receive on the call payment date is limited. Even if the closing level of the index on a call observation date exceeds the applicable call level, causing the notes to be automatically called, the amount in cash payable on the call payment date will be limited due to the applicable call return. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $1,000 face amount of your notes will depend on the applicable call return.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing level of the index is greater than or equal to the applicable call level. Therefore, the term for your notes may be reduced and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the level and performance of the index, including the initial index level;
•
the volatility — i.e., the frequency and magnitude of changes — in the level of the index (even though the index attempts to limit volatility with daily rebalancing), the eligible underlying assets and the assets that comprise the eligible underlying indices;
•
the market prices of the eligible underlying indices;
•
the currency exchange rates of non-U.S. denominated eligible underlying indices;
•
the Federal Funds Rate and interest rates for non-U.S. currencies (8.5bps plus €STR with respect to euro-denominated eligible underlying indices and JPY-BOJ-TONAT with respect to the yen-denominated eligible underlying indices);
•
economic, financial, regulatory, political, military, public health and other events that affect markets generally and the assets held by the eligible underlying indices, and which may affect the closing levels of the index;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc., or changes in other credit measures.

In particular, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index based on its historical performance or on any hypothetical performance data. The actual performance of the index over the life of the notes, as well as the cash settlement amount on the stated maturity date, may bear little or no relation to the historical index performance information, hypothetical performance data or hypothetical return examples shown elsewhere in this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount in cash that you will be paid for your notes on a call payment date or the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

You Have No Shareholder Rights or Rights to Receive Any Shares or Units of Any Eligible Underlying Index, or Any Assets Held by Any Eligible Underlying Index or the Money Market Position

Investing in the notes will not make you a holder of any shares or units of any eligible underlying index or any asset held by any eligible underlying index or the money market position. Investing in the notes will not cause you to have any voting rights, any rights to receive dividends or other distributions or any other rights with respect to any eligible underlying index, the assets held by any eligible underlying index or the money market position. Your notes will be paid in cash, and you will have no rights to receive delivery of any shares or units of any eligible underlying index or the assets held by any eligible underlying index.

The Note Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As of the date of this pricing supplement, we have appointed GS&Co. as the note calculation agent. As note calculation agent, GS&Co. will make all determinations and calculations relating to any amount payable on the note, which includes determinations regarding: the initial index level; the closing level of the index on the call observation dates, which we will use to determine whether your notes will be automatically called; the final index level on the determination date, which we will use to determine the amount we must pay on the stated maturity date; the index return; the call observation dates; whether to postpone any call observation date or the determination date because of a non-trading day; the determination date; the stated maturity date; business days; trading days and the default amount. The note calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. See “Terms and Conditions — Discontinuance or modification of the index” above. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the note calculation agent at any time without notice and GS&Co. may resign as note calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Note Calculation Agent Can Postpone Any Call Observation Date or the Determination Date if a Non-Trading Day Occurs

If the note calculation agent determines that, on a day that would otherwise be a call observation date or the determination date, such day is not a trading day for the index, the applicable call observation date or the determination date, as applicable, will be postponed until the first following trading day, subject to limitation on postponement as described under “Terms and Conditions — Call observation dates” above and “Terms and Conditions — Determination Date” above. If any call observation date or the determination date is postponed to the last possible day and such day is not a trading day, such day will nevertheless be the applicable call observation date or the determination date, as applicable. In such a case, the note calculation agent will determine the closing level or the final index level, as applicable, based on the procedures described under “Terms and Conditions — Consequences of a non-trading day” above.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the index and the eligible underlying assets. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index, the eligible underlying assets,currency exchange rates, Federal Funds Rate, interest rates for non-U.S. currencies or assets held by the eligible underlying indices, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the index, the eligible underlying assets, currency exchange rates, Federal Funds Rate, interest rates for non-U.S. currencies or assets held by the eligible underlying indices.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the index — directly or indirectly by affecting the price of the eligible underlying assets — and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index or the eligible underlying assets. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account (primarily as a market maker) and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index or the eligible underlying assets, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any eligible underlying asset in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index or the eligible underlying assets or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index or the eligible underlying assets, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or the Eligible Underlying Indices or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the index or the eligible underlying indices, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or the eligible underlying indices, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index or the eligible underlying assets, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index or the eligible underlying assets, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index or the eligible underlying assets or other similar securities, which may adversely impact the market for or value of your notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” in the accompanying index supplement.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you generally will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Risks Related to the Index

The Index Measures the Performance of the Underlying Assets on an Excess Return Basis Less the Deduction Rate

Your notes are linked to the index. Because the index measures the performance of the selected underlying assets on an excess return basis (in excess of the federal funds rate) less the deduction rate of 0.65% per annum (accruing daily), and the cash positions earn a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily), increases in the level of the notional interest rate, or increases in allocations to cash positions, may offset in whole or in part increases in the levels of the underlying indices included in the index. As a result, any return on the index may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes. Generally speaking, on any day the weighted return of the underlying indices included in the index must outperform the product of the return on the federal funds rate multiplied by the combined weight of underlying indices in the index plus 0.65% per annum (accruing daily) for the index level to increase. A very significant portion of the index has been, and may be in the future, allocated to the cash positions.

Your Investment in the Notes May Be Subject to Concentration Risks

The assets underlying an eligible underlying asset may represent a particular market or commodity sector, a particular geographic region or some other sector or asset class. As a result, your investment in the notes may be concentrated in a single sector or asset class even though there are maximum weights for each base index underlying asset and each base index asset class. This concentration could occur because of concentration in the investment goals of one or more eligible underlying indices. As a result of base index rebalancing, the index may include exposure to as few as two eligible base index underlying assets (as few as one eligible underlying index). In addition, as a result of the index’s volatility control feature and momentum risk control adjustment mechanism, or rebalancing of the base index into the return-based money market position, the exposure of the index at any time could be limited almost entirely to hypothetical cash positions, which earn a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily). Although your investment in the notes will not result in the ownership or other direct interest in the assets held by the eligible underlying indices, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investments in the market or commodity sector, geographic region, other sector or class represented by the relevant indices or assets.

In addition, in connection with a base index rebalancing, the index may rebalance to include only eligible underlying assets that represent a limited number of markets or commodity sectors, geographic regions, other sectors or asset classes. If this were to occur, you will be subject to risks similar to those associated with direct investments in these markets or commodity sectors, geographic regions, other sectors or asset classes. These markets, geographic regions, sectors or asset classes may not be diversified.

Furthermore, you may be subject to additional concentration risk resulting from the index’s focus on U.S. large capitalization and technology equities. Although the underlying asset weight of each of the US Large-Cap Equities (US Equity Futures Rolling Strategy Index) and US Technology Equities (US Technology Equity Futures Rolling Strategy Series Q Total Return Index) may be as low as 0% of the base index on an individual asset basis, their minimum combined weight must equal at least 20% of the base index.

You May Not Have Exposure to One or More of the Eligible Underlying Assets During the Term of the Notes

On any given index business day, the index may have exposure to only a limited subset of the 10 eligible underlying assets (which, including the cash positions as a single asset, could be as few as two eligible underlying assets (as few as one eligible underlying index)) and you may not have exposure to some of the eligible underlying assets or eligible asset classes during the entire term of the notes. As a result, you should not expect the index to provide balanced exposure to all of the eligible underlying assets. Further, as a result of the index’s volatility control feature and momentum risk control adjustment mechanism, or rebalancing of the base index into the return-based money market position, the exposure of the index at any time could be limited almost entirely to cash positions, which earn a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily).This may limit your exposure to the eligible underlying indices during the term of the notes.

The Weight of Each Underlying Asset in the Base Index Reflects the Average of the Average of the Weights of Such Underlying Asset Over Three Look-Back Periods and Over the Weight Averaging Period

To calculate the weight of each underlying asset in the base index on each index business day (in the following contexts, a rebalancing day), three hypothetical portfolios are generated for a nine-month, six-month and three-month look-back period for each day in the ten index business day weight averaging period related to that rebalancing day. Each portfolio is calculated to reflect the highest historical return during each such look-back period (nine months, six months and three months), subject to a constraint on realized volatility and a minimum and maximum weight for each base index underlying asset and each base index asset class.The target weight of each base index underlying asset for a given day in the applicable weight averaging period will equal the average of the weights of such base index underlying asset in the three hypothetical portfolios while the weight of each base index underlying asset for the daily base index rebalancing will equal the ten-day average of such target weights. As a result, the weight of each base index underlying asset will be different than it would have been had the base index underlying assets been determined based on a single look-back period.

The Index May Not Successfully Capture Price Momentum

The index attempts to track the positive price momentum in the eligible underlying assets, both through the base index rebalancing process and the momentum risk control adjustment mechanism. As such, on each daily rebalancing day, the index is rebalanced by first calculating, for each day in the applicable weight averaging period related to that rebalancing day, the portfolio of base index underlying assets that would have provided the highest historical return during three look-back periods (nine months, six months and three months) subject to the constraints on volatility and minimum and maximum weights for eligible base index underlying assets and asset classes. However, there is no guarantee that trends existing in the preceding nine months, six months or three months over which returns and volatilities are evaluated will continue in the future. If the trend of an eligible base index underlying asset changes or reverses at the end of any measurement period, such change may not be fully reflected in the return of the eligible base index underlying asset calculated over the look-back period.

Furthermore, averaging the base index underlying asset weights across the three look-back periods, and the further averaging of such averaged target weights during the applicable weight averaging period, may obscure the effects of positive price momentum that might be evident by optimizing over a single time period, and may result in a base index that does not reflect price momentum and does not perform as well as an approach that does not average value over different time periods. It is unlikely that the averaged target weights using the three look-back periods, or the ten-day average of averaged target weights, would optimize historical returns over any single time period, even in the absence of the other constraints described below.

Although the methodology algorithm seeks to reflect positive price momentum, in part, by selecting the portfolios of eligible base index underlying assets with the highest nine-month, six-month and three-month historical returns, the base index underlying asset minimum and maximum weights, the base index asset class minimum and maximum weights and the 5% volatility constraint applied to the base index, may constrain the ability of the methodology algorithm to select the portfolio of eligible base index underlying assets with the highest historical returns over any of the relevant look-back periods. For example, the minimum combined weight of the US Large-Cap Equities (US Equity Futures Rolling Strategy Index) and US Technology Equities (US Technology Equity Futures Rolling Strategy Series Q Total Return Index) must account for at least 20% of the base index, and poor performance in large cap U.S. equities or the technology sector could adversely affect the relative performance of the index if other eligible underlying assets are experiencing positive price momentum. Similarly, the index may have diminished exposure to eligible underlying indices that are experiencing positive price momentum if such price momentum is accompanied by increased volatility that reduces the index’s exposure to such eligible underlying indices. Furthermore, the index is different from another index that might seek to measure long-term exposure to a fixed portfolio of underlying assets. For example, compared to a fixed portfolio of underlying assets, the index may have diminished exposure to eligible underlying assets that are not well represented in the index due to lower historical returns, and would not benefit from any sudden spikes in returns attributable to such assets following the periods used to determine a base index rebalancing. As a result, if market conditions do not reflect a continuation of prior observed trends, the level of the index, which is rebalanced based on prior trends, may not perform as well as a fixed portfolio of underlying assets. No assurance can be given that the methodology used to construct the index will outperform any alternative index that might be constructed from the eligible underlying assets.

Furthermore, the momentum risk control adjustment mechanism applied to the volatility controlled index, which generally compares the level of the volatility controlled index at the beginning and end of a 100 index business day period, may fail to identify negative price trends that would be evident if the levels of the volatility controlled index at other points during such 100 index business day period, or a different measurement period, were taken into consideration. In addition, there is no guarantee that trends existing in the preceding 100 index business days will continue in the future.

The Index May Not Successfully Limit Volatility

The index seeks to limit volatility in two stages (through application of the methodology algorithm’s volatility constraint in rebalancing the base index and the 5% volatility control applied to the base index). In both cases, however, allocations are based on backward-looking historical measures and—in the case of allocations between the base index and the non-interest bearing deleverage cash position through application of the volatility control mechanism—exponentially weighted moving volatilities that give greater consideration to more recent volatility data. There is no assurance that the future realized volatility of the base index or the base index underlying assets will exhibit similar levels of volatility as they have historically, or that recent historical volatility levels are a better predictor of future volatility than would be the case using a longer historical period.

No assurance can be given that the volatility controlled index will limit volatility to the 5% volatility control level. For example, if a sudden increase in the volatility of underlying assets causes the volatility of the base index to sharply exceed 5%, the exponentially weighted moving volatilities (which give varying consideration to volatility measures from earlier periods) may not respond quickly enough to this sudden volatility increase and the volatility control feature may only gradually shift the index’s exposure from the base index to the non-interest bearing deleverage cash position. Under such conditions, actual realized volatility of the volatility controlled index may exceed 5%. On the other hand, none of the base index, volatility controlled index or index permits leverage (i.e., asset exposure in excess of 100%), and, as a result, the volatility controlled index may not achieve a volatility as high as 5% if the underlying assets are experiencing low levels of volatility. As a result, the actual realized volatility of the volatility controlled index may be greater or less than 5%. Furthermore, even if the volatility controlled index achieves a volatility of 5%, the volatility of the index may be lower due to reallocations from the volatility controlled index to the non-interest bearing momentum risk control cash position. If the index has a high allocation to the momentum risk control cash position for a prolonged period, the volatility of the index may be significantly lower than 5%.

Base Index Asset Class Maximum Weights May in Many Cases Prevent All of the Eligible Base Index Underlying Assets in a Base Index Asset Class From Being Included in the Base Index at Their Base Index Underlying Asset Maximum Weights

The base index asset class maximum weights will in many cases prevent all of the eligible base index underlying assets in a base index asset class from being included in the base index at their base index underlying asset maximum weights. This is due to the fact that, in many cases, the base index asset class maximum weight is less than the sum of the base index underlying asset maximum weights in that base index asset class. As a result, the base index’s exposure to base index underlying assets may be limited by the inclusion of other base index underlying assets from the same base index asset class, even if such base index underlying asset would have provided higher historical returns using the index methodology and would otherwise satisfy the volatility and asset-level (but not asset class-level) maximum weight constraints.

The Index’s Exposure to the Performance of Underlying Indices May Be Limited by Deleveraging and the Weight and Volatility Constraints

The index may be subject to notional deleveraging, which may limit the gains of investment linked to the index. Deleveraging means that the increase or decrease in the level of an index is subject to an adjustment decreasing exposure to riskier assets (i.e., for purposes of the index, notional exposure to the underlying indices), potentially reducing increases in the level of the index should the value of the underlying indices increase.

On each daily rebalancing day, the index sets the weights for the eligible base index underlying assets by averaging weights that would have provided the highest historical return during three look-back periods (nine months, six months and three months), subject to investment constraints on the minimum and maximum weights of each eligible base index underlying asset and each base index asset class, and the volatility constraint of 5%. These constraints, as well as the use of the ten-day weight averaging period, could lower your return versus an investment that was not limited as to the maximum weighting allocated to any one base index underlying asset or base index asset class, was not subject to the 5% volatility constraint or was not limited indirectly by minimum weights on other base index underlying assets or base index asset classes. In addition, the index’s exposure to such eligible underlying asset may be further reduced by the application of the volatility control feature applied to the base index or the momentum risk control adjustment mechanism applied to the volatility controlled index.

The index’s volatility control feature and momentum risk control adjustment mechanism, as well as the inclusion of the return-based money market position as an eligible base index underlying asset, may result in a significant portion of the index’s exposure being allocated to hypothetical cash positions, which earn a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily). As a result, investors in products linked to the index may not benefit fully from increases in the value of the underlying indices. The volatility control feature and the momentum risk control adjustment mechanism represent an intended trade-off, in which some potential upside is given up in exchange for attempting to limit downside exposure in volatile markets (in the case of the volatility control feature) or negative price momentum (in the case of the momentum risk control adjustment mechanism). In addition, it is expected that the base index would likely make allocations to the return-based money market position in a generally negative return environment, where the least volatile base index underlying asset might be expected to suffer least. However, because the notes provide for the repayment of principal at maturity (subject to the credit risk of the issuer and the guarantor), the incremental benefit to holders of the notes from these intended safeguards may be limited. In other words, the notes themselves limit exposure to decreases in the level of the index by providing for cash settlement amount that will be no less than the face amount of the notes. Due to this feature of the notes, the index’s volatility control feature and momentum risk control adjustment mechanism, and the base index’s potential allocation to the return-based money market position, each of which attempts to reduce downside exposure to the eligible underlying indices, may not be as beneficial as it otherwise may be (including, for example, when used with notes that provide for a cash settlement amount that could be less than the face amount) and the associated cost impacts, which are reflected in part in the above referenced trade-off, may not be desirable to you. Investors should be aware that if the value of the underlying indices increase or decrease, an investment linked to the index may not have the same magnitude of increase or decrease as the underlying indices

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical index performance information, hypothetical performance data or hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the index.

The Lower Performance of One Underlying Asset May Offset an Increase in the Other Underlying Assets

Your notes are linked to the index which rebalances daily among 10 eligible underlying assets. Declines in the level of one underlying asset may offset increases in the levels of the other underlying assets. As a result, any return on the index may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

Because Historical Returns and Realized Volatility Are Measured on an Aggregate Basis, the Index Could Include Eligible Underlying Assets With a High Realized Volatility and Could Exclude Eligible Underlying Assets With a High Historical Return

Because historical return and realized volatility are measured on an aggregate basis within each hypothetical portfolio, the index could include eligible underlying assets with a high realized volatility and could exclude eligible underlying assets with a high historical return. An eligible underlying asset with a relatively high realized volatility may be included in the index because of its historically low or negative correlation with another eligible underlying asset that is also included as an index underlying asset. If such historical correlations were to break down, which may be more likely to occur during periods of market stress, you may be exposed to high levels of aggregate volatility that were not anticipated by the methodology.

In addition, highly correlated eligible underlying assets may be excluded from a hypothetical portfolio, in whole or in part, on a rebalancing day, even if, on an independent basis, such eligible underlying assets have a relatively high nine-month, six-month and three-month historical return or relatively low realized volatility for such look-back periods.

Correlation of Performances Among the Underlying Assets May Reduce the Performance of the Index

Performances of the underlying assets may become highly correlated from time to time during the term of the notes, including, but not limited to, periods in which there is a substantial decline in a particular sector or asset type containing such correlated index underlying assets or periods of general market stress. High correlation among underlying assets representing any one sector or asset type which has a substantial percentage weighting in the index or otherwise during periods of negative returns could have an adverse effect on the level of the index. The index’s volatility control features, which take historical correlations among underlying assets into account in seeking to limit overall volatility, may be less effective during periods of highly correlated underlying asset performance.

The Index May Have a Very Substantial Allocation to Hypothetical Cash Positions and Other Potentially Low-Yielding Assets on Any or All Days During the Term of the Notes

As a result of the index’s volatility control feature and momentum risk control adjustment mechanism, or rebalancing of the base index into the return-based money market position, the exposure of the index at any time could be limited almost entirely to hypothetical cash positions, which earn a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily) as described under “— The Index Measures the Performance of the Underlying Assets on an Excess Return Basis Less the Deduction Rate” above.

In addition, there is no guarantee that the index’s ability to allocate to hypothetical cash positions will successfully reduce the volatility of the index, limit its exposure to negative price momentum or limit exposure to risky assets in a negative return environment. Each of the intended safeguards described above rely on historical data, generally over an extended period of time, and if there is a rapid and severe decline in the level of the underlying indices, the index may not rebalance into hypothetical cash positions until the index has declined by a substantial amount.

Furthermore, the index methodology permits a high degree of exposure to developed market government bond-linked assets, which could potentially account for a significant portion (80%) of the base index’s overall allocation. Underlying indices tracking developed market government bond-linked assets account for three of the base index’s nine eligible underlying indices, and each such underlying index could individually account for up to 60% of base index exposure (subject to the 80% maximum allocation to the base index asset class to which such underlying indices belong). The volatility constraint is based on historical realized volatility and could cause non-money market underlying assets with lower historical realized volatility, such as developed market government bond indices, to account for a disproportionate amount of the index’s exposure.

The Index’s Momentum Risk Control Adjustment Mechanism May Not Work as Intended and May Limit Returns

The index has a momentum risk control adjustment feature which aims to provide a notional performance-controlled exposure to the volatility controlled index and limit the index’s exposure to negative price momentum in the volatility controlled index. This is achieved by decreasing the exposure of the index to the volatility controlled index (and, in turn, the underlying indices) if the volatility controlled index has exhibited negative price momentum (which is deemed to occur when the volatility controlled index level falls below its level on the 100th index business day preceding such momentum measurement day) on one or more index business day during the 21 index business day period from (but excluding) the 23rd index business day, to (and including) the 2nd index business day, prior to a rebalancing day. A decrease in the historical performance of the volatility controlled index may decrease the exposure of the index to the volatility controlled index (and, in turn, the underlying indices). The future performance of the volatility controlled index may differ from the historical performance of the volatility controlled index and, as such, the exposure to the volatility controlled index and the performance of the index may be different if it was calculated based on the future performance rather than the historical performance of the volatility controlled index. In addition, the exposure to the volatility controlled index (and, in turn, the performance of the index) may be different than it would have been had the price momentum been calculated in a different manner or by comparing volatility controlled index levels across different dates. Further, due to the 21 index business day momentum measurement period, the index may be slow to reduce exposure to the volatility controlled index (and, in turn, the underlying indices) in reaction to a sudden increase in negative price momentum as measured by the index. Even if every momentum measurement day in a momentum measurement period exhibits negative price momentum, the momentum risk control cash position will never account for more than 75% of the index’s exposure (although the return-based money market position and deleverage cash position may increase the index’s aggregate hypothetical cash position beyond 75%). Conversely, the index may be slow to increase exposure to the volatility controlled index (and, in turn, the underlying indices) once the market has recovered from previous drops in historical performance reflected in the volatility controlled index. Persistent negative price momentum as measured by the momentum risk control adjustment mechanism may cause the index to have a high allocation to the momentum risk control cash position (and thus hypothetical cash positions) and a low allocation to the underlying indices for a prolonged period of time. To the extent that the index’s absolute overall exposure to the underlying indices is less than 100%, the index will have reduced exposure to any positive performance of the underlying indices and may underperform as compared to an index where the exposure was not reduced by a momentum risk control adjustment mechanism.

Base Index Allocations May Be Affected by the Methodology Algorithm

The calculation agent employs commercially available computer software that determines mathematical solutions to predefined mathematical problems (a “solver”) which uses a pre-defined set of optimization formulae to select the base index underlying asset weights for each look-back period. If the calculation agent employed a different “solver,” the final set of base index underlying asset weights selected might be different and possibly materially so. As such, the performance of the index could be materially different. References in this pricing supplement to the methodology algorithm selecting a combination of base index underlying assets with the “highest historical return” over the relevant look-back periods, or similar language, should be understood to mean the highest return that can be computed under the relevant constraints using the “solver” employed by the calculation agent in administering the methodology algorithm. There is no guarantee that this solver will determine the optimal set of base index underlying asset weights and it is possible that there exists on any rebalancing day a permissible combination of base index underlying asset weights with a higher return over the relevant look-back periods.

The Eligible Underlying Indices are Linked to Futures Strategies

The futures markets occasionally experience disruptions in trading (including temporary distortions or other disruptions due to various factors, such as the lack of liquidity in markets, the participation of speculators and governmental regulation and intervention). These disruptions include the cessation, for a material time, of trading in the futures contracts to which an eligible underlying index may be linked or the imposition by the futures exchange on which one or more such futures contracts are traded of a “limit price,” a range outside of which these futures contracts are not permitted to trade. In addition, a futures exchange may replace or delist a futures contract to which an eligible underlying index is linked. There can be no assurance that a disruption, replacement or delisting of a futures contract, or any other event, will not have an adverse or distortive effect on the level of an eligible underlying index or the manner in which it is calculated.

The eligible underling indices track futures contracts rather than underlying securities or physical commodities. Futures contracts normally specify a certain date for settlement of a financial future (such as a futures contract on a securities index) or delivery of the underlying physical commodity. As the exchange-traded futures contracts tracked by an eligible underlying index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify a September expiration. As time passes, the contract expiring in September may be replaced by a contract for delivery in December. This process is referred to as “rolling.” Because of the potential effects of negative roll yields, it is possible for the level of an eligible underlying index tracking futures contracts to decrease significantly over time even when the relevant securities indices or near-term or spot prices of underlying commodities are stable or increasing. It is also possible, when the relevant securities indices or the near-term or spot prices of the underlying assets are decreasing, for the level of such eligible underlying index to decrease significantly over time.

One eligible underlying index tracks futures contracts on commodities. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivative markets, was enacted in July 2010. Dodd-Frank required regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted the required regulations, some of them have only recently become effective. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, the CFTC approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Those rules were challenged in federal court by industry groups and were vacated by a decision of the court in September 2012. While the CFTC subsequently proposed a new rule on position limits, its ultimate scope and impact, as well as the content, scope or impact of other CFTC rules, cannot be conclusively determined at present, and these limits will likely restrict the ability of certain market participants to participate in the commodity, future and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, capital and margin requirements, record keeping and reporting requirements and various business conduct requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the eligible underlying indices, which could in turn adversely affect the level of the index.

In addition, other regulatory bodies have proposed or may propose in the future legislation similar to Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, in October 2011 the European Commission published a proposal to replace the Markets in Financial Instruments Directive (2004/39/EC) with a new Markets in Financial Instruments Regulation and an amended Markets in Financial Instruments Directive (together, “MiFID II”), which was adopted in April 2014. MiFID II provides for the establishment of position limits on the size of positions in commodity derivatives which a person may hold over a specified period of time. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) will require mandatory clearing of certain OTC derivative contracts, reporting of derivatives and risk mitigation techniques (including margin requirements) for uncleared OTC derivative contracts. EMIR will likely impact a number of market participants and is expected to increase the cost of transacting derivatives.

Certain Eligible Underlying Assets are Subject to an Internal Currency Hedge, Which May Not be Effective

With respect to the eligible underlying assets denominated in a currency other than U.S. dollars (i.e., European Equity Futures Rolling Strategy Index (FRSIEUE), the Japanese Equity Futures Rolling Strategy Index (FRSIJPE), the European Government Bond Futures Rolling Strategy Index (FRSIEUB) and the Japanese Government Bond Futures Rolling Strategy Index (FRSIJPB)), the index reflects an internal simulated currency hedge, which, through a series of hypothetical currency hedging transactions, seeks to partially mitigate such eligible underlying assets’ exposure to exchange rate fluctuations in such currencies. However, because the internal currency hedge does not adjust intra-day to account for changing levels of such eligible underlying indices, such eligible underlying indices are fully exposed to currency risks with respect to any gain or loss in their levels on each index business day. Because the internal currency hedge exposures are not adjusted intra-day to reflect changes in the levels of eligible underlying indices subject to the internal currency hedge and, as a result, may reflect an over-hedged (if the underlying indices decline intra-day) or under-hedged (if the underlying indices increase intra-day) position, on any given index business day, any increases in the levels of such underlying indices may be reduced by depreciation of the relevant currencies, and any decreases in the levels of the underlying indices may be amplified by appreciation of the relevant currencies. As a result of such movements, you will still be subject to the risk of currency fluctuations to the extent one or more non-U.S. dollar-denominated eligible underlying assets has a non-zero weight in the index. In addition, the US-foreign currency financing amounts included as part of the internal currency hedge may increase or decrease the returns of the underlying indices, depending on the values of Federal Funds Rate, interest rates for non-U.S. currencies and currency exchange rate performance. Furthermore, as the currency hedged levels of such eligible underlying indices are based on the performance of synthetic cash deposits, the internal simulated currency hedge feature is unlikely to replicate a return exactly equal or similar to the return to such eligible underlying index that would be available to an investor whose investment currency is euro or yen, as applicable. Changes in a particular currency exchange rate result from the interaction of many factors directly or indirectly affecting economic or political conditions, including rates of inflation, interest rate levels, balances of payment among countries, the extent of governmental surpluses or deficits and other financial, economic, military and political factors, among others.

The Index May Perform Poorly During Periods Characterized by Increased Short-Term Volatility

The index’s methodology is based on momentum investing. Momentum investing strategies are effective at identifying the current market direction in trending markets. However, in non-trending markets, momentum investment strategies are subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, the index may perform poorly in non-trending, “choppy” markets characterized by increased short-term volatility.

Index Market Disruption Events Could Affect the Level of the Index on Any Date

If a base index rebalancing or an index rebalancing must be effected on an index business day on which an index market disruption event occurs with respect to any index underlying asset, the index calculation agent shall then rebalance the index as described in “The Index — Could index market disruption events impact the calculation of the index or a daily base index rebalancing or a daily index rebalancing by the index calculation agent?” herein. Any index market disruption event may have an adverse impact on the level of the index.

The Index Has a Limited Operating History

The notes are linked to the performance of the index, which was launched on January 12, 2021. Because the index has no live index level history prior to that date, limited live historical index level information will be available for you to consider in making an independent investigation of the index performance, which may make it difficult for you to make an informed decision with respect to the notes.

The hypothetical performance data prior to the launch of the index on January 12, 2021 refers to simulated performance data created by applying the index's calculation methodology to historical prices or rates of the underlying assets that comprise the index. Such simulated hypothetical performance data has been produced by the retroactive application of a back-tested methodology. No future performance of the index can be predicted based on the simulated hypothetical performance data or the historical index performance information described herein.

The Historical Levels of the Notional Interest Rate Are Not an Indication of the Future Levels of the Notional Interest Rate

In the past, the level of the notional interest rate (the federal funds rate) has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the notional interest rate are not necessarily indicative of future levels. Any historical upward or downward trend in the notional interest rate is not an indication that the notional interest rate is more or less likely to increase or decrease at any time, and you should not take the historical levels of the notional interest rate as an indication of its future performance.

The Policies of the Index Sponsor, Index Committee and Index Calculation Agent, and Changes That Affect the Index or the Underlying Indices, Could Affect the Cash Settlement Amount on Your Notes and Their Market Value

The policies of the index sponsor, index committee and index calculation agent, as applicable, concerning the calculation of the level of the index, additions, deletions or substitutions of eligible underlying assets and the manner in which changes affecting the eligible underlying assets, are reflected in the level of the index could affect the level of the index and, therefore, the cash settlement amount on your notes at maturity and the market value of your notes prior to maturity.

As further described under “The Index” in this pricing supplement, a comparable underlying index may be selected by the index committee, if available, to replace an underlying index. The replacement of any underlying index may have an adverse impact on the value of the index. The cash settlement amount on your notes and their market value could also be affected if the index sponsor, index committee or index calculation agent changes these policies, for example, by changing the manner in which it calculates the level of the index or if the index sponsor discontinues or suspends calculation or publication of the level of the index, in which case it may become difficult to determine the market value of your notes.

If events such as these occur on the determination date, the note calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the index on the determination date — and thus the cash settlement amount on the stated maturity date — in a manner it considers appropriate, in its sole discretion.

The Index Calculation Agent Will Have Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You Receive at Maturity. The Goldman Sachs Group, Inc. Owns a Non-Controlling Interest in the Index Calculation Agent

The index sponsor has retained Solactive AG to serve as index calculation agent. As index calculation agent, Solactive AG calculates the value of the index and implements the methodology determined by the index committee. As further described under the “The Index” in this pricing supplement, the index calculation agent (in certain cases in consultation with the index committee) has discretion with respect to the index. The exercise of such discretion by the index calculation agent could adversely affect the value of your notes.

The Goldman Sachs Group, Inc., our affiliate, owns a non-controlling interest in the index calculation agent.

As Index Sponsor, GS&Co. Can Replace the Index Calculation Agent at Any Time

The index sponsor has retained Solactive AG to serve as index calculation agent. The index calculation agent calculates the value of the index and implements the methodology determined by the index committee. The index sponsor can replace the index calculation agent at any time. In the event the index sponsor appoints a replacement index calculation agent, a public announcement will be made via press release. Any replacement of the index calculation agent may result in reporting delays and other disruptions.

The Index Calculation Agent Can Resign Upon Notification to the Index Sponsor

As index calculation agent, Solactive AG can resign upon 60 days’ written notice to the index sponsor. In the event the index sponsor appoints a replacement index calculation agent, a public announcement will be made via press release. Any resignation by the index calculation agent may result in reporting delays and other disruptions.

The Index

The index and eligible underlying asset descriptions below supplement, and should be read together with, the descriptions in the accompanying index supplement. For more details about each eligible underlying asset, see “The Eligible Underlying Assets” in the accompanying index supplement.

General Overview

The Goldman Sachs Momentum Builder® Focus ER Index (the index) measures the weighted performance of a base index composed of the underlying indices and a money market position (the return-based money market position), calculated on an excess return basis over the federal funds rate, together with non-interest bearing hypothetical cash positions that are not components of the base index arising either from the application of a 5% volatility control to the base index (the deleverage cash position) or a momentum risk control adjustment mechanism (the momentum risk control cash position). In addition to the base index deduction described above, the entire index is subject to a deduction of 0.65% per annum (accruing daily), as described below.

The index rebalances on each index business day from among 10 eligible underlying assets (considering the return-based money market position and non-interest bearing cash positions as a single eligible underlying asset) that have been categorized in the following base index asset classes: focused U.S. equities; other developed market equities; developed market fixed income; emerging market equities; commodities; and cash equivalent. The index attempts to track the positive price momentum in the eligible underlying assets (as defined below), subject to limitations on volatility, a minimum and maximum weight for base index underlying assets and asset classes, and reduced exposure to the extent that the realized volatility of the base index exceeds a volatility control level of 5% or the volatility controlled index has exhibited negative price momentum, each as described below. The return-based money market position reflects the notional returns accruing to a hypothetical investor from an investment in a money market account denominated in U.S. dollars that accrues interest at the notional interest rate (a rate equal to the federal funds rate).

Base Index: On each index business day (in the following contexts, a rebalancing day), the index is rebalanced.

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For each day in the ten-index business day weight averaging period related to a rebalancing day, the portfolios of eligible base index underlying assets (i.e., the eligible underlying indices and the return-based money market position) that would have provided the highest historical returns during each of three look-back periods (nine months, six months and three months (the periods from (and excluding) the day which falls respectively nine (9), six (6) or three (3) calendar months before the third index business day prior to the given index business day (or, if any such date is not an index business day, the index business day immediately preceding such day) to (and including) the third index business day prior to the given index business day)) are calculated (for a discussion of how the look-back periods for rebalancing are determined, see “— What is realized volatility and how are the weights of the underlying assets influenced by it?” below). Each portfolio is subject to (i) a limit of 5% on the realized volatility of the closing levels of the aggregate of such eligible base index underlying assets over the relevant look-back period (which volatility limit may be relaxed in the circumstances described in “—What is realized volatility and how are the weights of the underlying assets influenced by it?”) and (ii) a minimum and maximum weight for each eligible base index underlying asset and each base index asset class. This results in three hypothetical portfolios of eligible base index underlying assets (one for each look-back period) for each day in that weight averaging period.
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The weight of each eligible base index underlying asset for a given day in a weight averaging period (the “target weight”) will equal the average of the weights of such eligible base index underlying asset in the three hypothetical portfolios, while the weight of each eligible base index underlying asset for the base index rebalancing will equal the average of such target weights over the ten-index business day weight averaging period. The weight averaging period for any rebalancing day will be the period from (but excluding) the tenth index business day on which no index market disruption event occurs or is continuing with respect to any eligible base index underlying asset prior to such day to (and including) such day (certain aspects of index business day and rebalancing day adjustments are described under “—Could index market disruption events impact the calculation of the index or a daily base index rebalancing or a daily index rebalancing by the index calculation agent?” below). The basket of base index underlying assets resulting from this step is the base index. As a result of this step, the base index may include as few as two eligible base index underlying assets (as few as one eligible underlying index) and may not include some of the eligible base index underlying assets or base index asset classes during the entire term of the notes.
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The base index is calculated on an excess return basis, reflecting a deduction of the return that could be earned on a notional cash deposit at the notional interest rate, which is a rate equal to the federal funds rate.

Volatility Control: After a base index rebalancing, if on such rebalancing day the realized volatility of the base index’s excess returns (taking into account daily deductions at the notional interest rate) exceeds the volatility control level of 5%, the index will be rebalanced again in order to reduce such realized volatility to 5% by ratably reallocating a portion of the index exposure from the base index to the deleverage cash position. The volatility measure used to calculate the volatility controlled index is based on the higher of two realized volatilities of base index excess returns using (i) a short-term “decay factor” of 0.94 giving relatively greater weight to more recent volatilities and (ii) a long-term “decay factor” of 0.97 giving relatively greater weight to older volatilities. For a discussion of decay factors and other issues relating to the volatility control feature, see “ — What is realized volatility and how are the weights of the underlying assets influenced by it?”.

Momentum Control: After a volatility controlled index rebalancing, if on such rebalancing day the resulting volatility controlled index has exhibited negative price momentum, the index will be rebalanced again in order to reduce the exposure of the index from the volatility controlled index to the momentum risk control cash position. Negative price momentum is deemed to occur if, on one or more index business days during the 21 index business day period from (but excluding) the 23rd index business day, to (and including) the 2nd index business day, prior to such rebalancing day, the volatility controlled index level is lower than its level 100 index business days prior to such day. Such 21 index business day period is defined as the momentum measurement period with respect to such rebalancing day, and each index business day in such period is defined as a momentum measurement day. On any rebalancing day, the exposure of the index to the volatility controlled index will be based on a weighted percentage of the number of momentum measurement days during which the volatility controlled index level equals or exceeds its level on the 100th index business day preceding such momentum measurement day, with a value of 1 assigned to each momentum measurement day for which such condition is satisfied and a value of 0.25 assigned to each momentum measurement day for which such condition is not satisfied. For example, if the level of the volatility controlled index on each of the 21 momentum measurement days was greater than or equal to its level 100 index business days prior to such momentum measurement day, the index would be allocated 100% to the volatility controlled index and 0% to the momentum risk control cash position on such rebalancing day. Conversely, if the level of the volatility controlled index on each of the momentum measurement days was less than its level 100 index business days prior to such momentum measurement day, the index would be allocated 25% to the volatility controlled index and 75% to the momentum risk control cash position on such rebalancing day. For further discussion of the momentum risk control adjustment mechanism, see “ — What is the momentum risk control adjustment mechanism and how do the weights of the underlying assets change as a result of the momentum risk control adjustment mechanism?”.

Index Value and Deductions: As a result of the preceding steps, the index may have minimal exposure to any underlying indices and may allocate nearly its entire exposure to various cash positions, which in all cases will have a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily) at the index level. A very significant portion of the index has been, and may be in the future, allocated to the cash positions.

The base index is calculated on an excess return basis, reflecting a deduction of the return that could be earned on a notional cash deposit at the notional interest rate, which is a rate equal to the federal funds rate. The returns of the volatility controlled index (composed of the base index and the deleverage cash position) reflect the weighted sum of (i) the excess returns of the base index as described above and (ii) a zero return attributable to the non-interest bearing deleverage cash position, further reduced in each case by a deduction rate of 0.65% per annum (accruing daily), where the relative weights attributable to the base index and the deleverage cash position (if any) are determined based on the application of the 5% volatility control. The returns of the index are based on the weighted sum of (i) the returns of the volatility controlled index and (ii) a zero return attributable to the non-interest bearing momentum risk control cash position, as further reduced by a deduction rate of 0.65% per annum (accruing daily) applied to the weight of the momentum risk control cash position, where the relative weights attributable to the volatility controlled index and the momentum risk control cash position (if any) are determined based on the application of the momentum risk control adjustment mechanism. As a result, any portion of the index attributable to a return-based money market position, a deleverage cash position or a momentum risk control cash position will effectively have a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily) at the index level. Any interest accrued on the return-based money market position is deemed to be reinvested on a daily basis in such return-based money market position.

The notional interest rate is a rate equal to the federal funds rate, which will be the rate for U.S. dollar federal funds as observed on the index business day prior to the relevant rebalancing day, (such day, a “fed funds reset date”), as set forth in H.15 Daily Update opposite the heading “Federal funds (effective)”, as that rate is displayed on the Refinitiv page FEDFUNDS1 for that day. If the index business day prior to the relevant rebalancing day is not a scheduled publication day for the notional interest rate, the calculation agent will use for such day the notional interest rate for the scheduled publication day immediately preceding such day.

The image below depicts the calculation of the index values of each of the three layers of the index. This image is presented as a summary and should be read together with the more complete description of the calculation of the index immediately above.

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Base index: First, the orange innermost layer of the image represents the base index, which is comprised of the underlying indices and the return-based money market position (if any). The base index is calculated on an excess return basis, meaning that the return of the base index reflects a deduction of the return that could be earned on a notional cash deposit at the notional interest rate (a rate equal to the federal funds rate). The image shows that the value of the base index is based on the weighted sum of:
o
the performance of the underlying indices
o
plus the performance of any return-based money market position (which performance will equal the federal funds rate),

less a deduction at the federal funds rate (applied to each base index component).

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Volatility controlled index: Second, the green middle layer of the image represents the volatility controlled index, which is comprised of the base index and the deleverage cash position (if any) based on a measure of volatility. The image shows that the value of the volatility controlled index (composed of the base index and the deleverage cash position) is based on the weighted sum of:
o
the excess returns of the base index, as described above
o
plus a zero return attributable to any non-interest bearing deleverage cash position,

less a deduction rate of 0.65% per annum (accruing daily) (applied to each component of the volatility controlled index).

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Index: Finally, the blue outer layer of the image represents the index, which is comprised of the volatility controlled index and the momentum risk control cash position (if any) based on a measure of momentum. The image shows that the value of the index is based on the weighted sum of:
o
the performance of the volatility controlled index, as described above
o
plus a zero return attributable to the non-interest bearing momentum risk control cash position less a deduction rate of 0.65% per annum (accruing daily) that applies solely to the momentum risk control cash position (if any).

At this level, the deduction rate of 0.65% applies only to the momentum risk control cash position, rather than the index as a whole, because the deduction rate has already been factored into the calculation of the volatility controlled index.

As a result, any portion of the index attributable to a return-based money market position, a deleverage cash position or a momentum risk control cash position will effectively have a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily) at the index level.

The final row of the image (no color) shows the cumulative impact of fees and deductions on each component of the index.

Index
Volatility controlled index				Momentum risk control cash position (if any)
	Base index		Deleverage cash position (if any)
	Underlying indices	Return-based money market position (if any)
Returns	+ underlying asset return*	+ Fed Funds Rate	0**	0**
Base index-level deductions	- Fed Funds Rate		Not applicable	Not applicable
Volatility controlled index-level deductions	- 0.65%/ annum			Not applicable
Index-level deductions	0			- 0.65%/ annum
Underlying Assets	Underlying indices	Return-based money market position (if any)	Deleverage cash position (if any)	Momentum risk control cash position (if any)
Net Impact	underlying asset return* – Fed Funds Rate – 0.65% / annum	- 0.65%/ annum	- 0.65%/ annum	- 0.65%/ annum

*The return contribution of the underlying indices to the base index is the weighted sum of underlying index returns weighted according to their respective weights in the base index, and the return contribution of the underlying indices to the index may be reduced by deleveraging of volatility controlled index exposure to the base index resulting from the application of the 5% volatility control to the base index or deleveraging of the index exposure to the volatility controlled index resulting from application of the momentum risk control adjustment mechanism to the volatility controlled index.

**The deleverage cash position and momentum risk control cash position represent hypothetical non-interest bearing cash positions. As neither position bears interest, the return attributable to these positions will always be zero.

Internal Currency Hedge: With respect to the eligible underlying assets denominated in a currency other than U.S. dollars (i.e., European Equity Futures Rolling Strategy Index (FRSIEUE), the Japanese Equity Futures Rolling Strategy Index (FRSIJPE), the European Government Bond Futures Rolling Strategy Index (FRSIEUB) and the Japanese Government Bond Futures Rolling Strategy Index (FRSIJPB)), the index reflects an internal simulated currency hedge, which, through a series of hypothetical currency hedging transactions, seeks to partially mitigate such eligible underlying assets’ exposure to exchange rate fluctuations in such currencies. For further information regarding how the index value is calculated see “— What is the “internal currency hedge” for certain underlying assets?” below.

The underlying assets that comprise the index as the result of an index rebalancing may include a combination of underlying indices and one or more cash positions, or solely one or more underlying indices.

Definitions: For the purpose of the index:

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an “eligible underlying asset” is any of the eligible underlying indices, the return-based money market position, the deleverage cash position or the momentum risk control cash position, in each case that is eligible for inclusion in the index on an index business day;
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an “eligible underlying index” is one of the indices that is eligible for inclusion in the index on an index business day;

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an “eligible base index underlying asset” is one of the eligible underlying indices or the return-based money market position that is eligible for inclusion in the base index on an index business day;
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an “underlying asset” is an eligible underlying asset with a non-zero weighting in the index on any index business day;
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an “underlying index” is an eligible underlying index with a non-zero weighting in the index on any index business day;
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a “base index underlying asset” is one of the underlying indices or the return-based money market position with a non-zero weighting in the base index on an index business day;
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a “cash position” is any of the return-based money market position, the deleverage cash position or the momentum risk control cash position;
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a “non-interest bearing cash position” is any of the deleverage cash position or the momentum risk control cash position; and
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an “index business day” is a day which is an asset business day for all of the eligible base index underlying assets and on which no market disruption event is continuing, and such day is not an additional index holiday following an index market disruption event.

How frequently is the index rebalanced?

On each daily rebalancing day, the index rebalances from among the 10 eligible underlying assets (considering the cash positions as a single eligible underlying asset) by calculating, for each day in the ten-index business day weight averaging period related to that rebalancing day, the portfolios of eligible base index underlying assets (including the return-based money market position) that would have provided the highest historical return during each of three look-back periods (nine months, six months and three months) subject to a volatility constraint and minimum and maximum weights for the base index underlying assets and asset classes. The weight of each base index underlying asset reflects the average of the average of the weights of such base index underlying asset over three look-back periods and over the weight averaging period. This daily rebalancing is referred to as the base index rebalancing and the resulting portfolio of eligible base index underlying assets that comprise the base index become effective after the close of business on the day such daily rebalancing occurs.

After a base index rebalancing, if on such rebalancing day the realized volatility of the base index’s excess returns exceeds the volatility control level of 5%, the index will be rebalanced again in order to reduce such realized volatility to 5% by ratably reallocating a portion of the index exposure from the base index to the non-interest bearing deleverage cash position (such resulting basket, the volatility controlled index).

After a volatility controlled index rebalancing, if on such rebalancing day the resulting volatility controlled index has exhibited negative price momentum on one or more momentum measurement days during the momentum measurement period, the index will be rebalanced again in order to reduce the exposure of the index from the volatility controlled index to the non-interest bearing momentum risk control cash position. For further discussion of the momentum risk control adjustment mechanism, see “ — What is the momentum risk control adjustment mechanism and how do the weights of the underlying assets change as a result of the momentum risk control adjustment mechanism?”.

How is the index value calculated on any day?

The value of the index was set to 100 on the index base date, August 3, 2020. On each index business day, the value of the index changes by reference to the weighted performance of:

•
the volatility controlled index level; and
•
the non-interest bearing momentum risk control cash position (which provides a return of zero), minus 0.65% per annum (accruing daily).

The level of the volatility controlled index was set to 100 on the volatility controlled index base date, January 17, 2020. On each index business day, the volatility controlled index level changes by reference to the weighted performance of:

•
the base index, which is the weighted combination of base index underlying assets (including the return-based money market position) that comprise the base index as a result of the most recent daily index rebalancing (subject to certain adjustments in the case of index market disruption events); and
•
any additional exposure to the non-interest bearing deleverage cash position (which provides a return of zero) resulting from any daily volatility controlled index rebalancing,

in each case, net of 0.65% per annum (accruing daily).

The value of the base index was set to 100 on the base index base date, January 6, 2020. On each index business day, the base index value changes by reference to the weighted performance of the base index underlying assets (including the return-based money market position) (subject to certain adjustments in the case of index market disruption events), which includes:

•
the underlying indices; and
•
any exposure to the return-based money market position resulting from any daily base index rebalancing,

in each case, net of the return on the notional interest rate in effect at that time (accruing daily).

The net effect of the index value calculations described above is that the index is calculated on an excess return basis and net of 0.65% per annum (accruing daily). At the index level, any returns attributable to the underlying indices will be effectively reduced by the notional interest rate in effect at that time plus 0.65% per annum (accruing daily). Any cash position reflected in the index, including the return-based money market position, will reflect a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily).

On any index business day, the index value will equal (i) the index value on the immediately preceding index business day multiplied by (ii) the sum of 1 plus (a) the product of the momentum risk control exposure multiplied by the return on the volatility controlled index on such index business day minus (b) the product of (1) 1 minus the momentum risk control exposure multiplied by (2) the prorated 0.65% per annum (accruing daily). The return on the volatility controlled index for any such index business day will equal the result of (i) the quotient of the volatility controlled index level as of such index business day divided by the volatility controlled index level as of the immediately preceding index business day minus (ii) 1. The momentum risk control exposure for any such index business day will equal the quotient of (i) the sum of (a) the number of momentum measurement days during the applicable momentum measurement period during which the volatility controlled index level equals or exceeds its level on the 100th index business day preceding such momentum measurement day plus (b) the product of 0.25 multiplied by the number of momentum measurement days during the applicable momentum measurement period during which the volatility controlled index level is less than its level on the 100th index business day preceding such momentum measurement day, divided by (ii) 21 (i.e., the number of momentum measurement days in a momentum measurement period). The prorated 0.65% per annum is calculated on an actual/360 day count basis from but excluding the immediately preceding index business day. Regardless of whether the base index underlying assets include the return-based money market position on an index rebalancing day, if the index has ratably rebalanced into the deleverage cash position as a result of the daily volatility control feature, or the momentum risk control cash position as a result of the momentum risk control adjustment feature, then the index also will have exposure to a cash position (which in all cases will have a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily)).

Each eligible underlying index reflects interest income on a notional cash account associated with synthetic futures positions.

The value of the return-based money market position reflects, on any day, the amount of interest accrued at the notional interest rate on an investment in a notional U.S. dollar denominated money market account. Although the return-based money market position considered in isolation will have a positive notional return if the notional interest rate is positive, the return-based money market position’s return contribution to the index will be more than entirely offset on an excess return basis. Any interest accrued on the return-based money market position is deemed to be reinvested on a daily basis in such return-based money market position. However, in the context of the index, the notional interest rate return will be more than offset entirely by excess return deductions, and any cash position (including the return-based money market position) will effectively have a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily).

The contribution of any underlying asset to the performance of the index will depend on its weight and performance. The effects of potential adjustment events are described under “— Could index market disruption events impact the calculation of the index or a daily base index rebalancing or a daily index rebalancing by the index calculation agent?” below.

How does the index attempt to provide exposure to price momentum?

The index uses the historical return performances of the eligible base index underlying assets as an indication of price momentum in order to determine the composition of the base index on an index rebalancing day. To calculate the weight of each eligible base index underlying asset in the base index on each index business day (in the following contexts, a rebalancing day), three hypothetical portfolios are generated for a nine-month, six-month and three-month look back period for each day in the ten index business day weight averaging period related to that rebalancing day. Each portfolio is calculated to reflect the highest historical return during each such look-back period (nine months, six months and three months), subject to a constraint on realized volatility and a minimum and maximum weight for base index underlying assets and asset classes. The target weight of each eligible base index underlying asset for a given day in the applicable weight averaging period will equal the average of the weights of such eligible base index underlying asset in the three hypothetical portfolios while the weight of each eligible base index underlying asset for the daily base index rebalancing will equal the ten-day average of such target weights.

In addition, the index’s exposure to the volatility controlled index (and consequently, the base index) will be further reduced if the volatility controlled index has exhibited negative price momentum on one or more momentum measurement days during the momentum measurement period.

For more information on limitations on the index’s ability to capture price momentum, see “Additional Risk Factors Specific to Your Notes — The Index May Not Successfully Capture Price Momentum” on page PS-23 of this pricing supplement.

Who calculates and oversees the index?

The index is calculated using a methodology developed by GS&Co., the index sponsor. Other than the methodology algorithm, the complete index methodology, which may be amended from time to time, is available at solactive.com/indices/. We are not incorporating by reference this website or any material it includes into this pricing supplement.

An index committee is responsible for overseeing the index and its methodology. The index committee may exercise discretion in the case of any changes to the eligible underlying assets, and may make changes to the index methodology from time to time (including after an annual review) if it determines, in its sole discretion, that such changes are necessary or desirable in light of the goals of the index or to cure or correct any ambiguity, contradiction or defect, in the description or operation of the index. The index committee is comprised of employees of The Goldman Sachs Group, Inc. or one or more of its affiliates. At least forty percent of the committee is comprised of employees of non-revenue generating functions (such employees being “control side” employees). Other members consist of employees of The Goldman Sachs Group, Inc.’s global markets division, which includes employees who regularly trade instruments linked to the eligible underlying assets. If the index committee exercises any discretion related to the index, it must be approved by 100% of the control side employees present at the relevant index committee meeting.

Changes to the index methodology made by the index committee will be publicly announced on the index calculation agent’s website at least 60 New York business days prior to their effective date. Adjustments made by the index calculation agent in response to index market disruption events and potential adjustment events will be publicly announced as promptly as is reasonably practicable on the index calculation agent’s website.

The index committee may exercise limited discretion with respect to the index, including in the situations described below under “— Can the eligible underlying assets change?”. Any such changes or actions are publicly announced as promptly as is reasonably practicable and normally at least five index business days prior to their effective date.

The index sponsor has retained Solactive AG to serve as index calculation agent. The index calculation agent calculates the value of the index and implements the methodology determined by the index committee. The index sponsor can replace the index calculation agent at any time, or the index calculation agent can resign on 60 days’ notice to the index sponsor. In the event the index sponsor appoints a replacement index calculation agent, a public announcement will be made via press release.

The index calculation agent is responsible for the day to day implementation of the methodology of the index and for its calculation. The index calculation agent calculates and publishes the daily value of the index on the following index business day and publishes it on the Bloomberg page GSMBFC5 Index and Reuters page .GSMBFC5. The index calculation agent may from time to time consult the index committee on matters of interpretation with respect to the methodology.

What underlying assets are included in the universe of eligible underlying assets?

As of the date of this pricing supplement, there are 9 eligible underlying indices included in the 10 eligible underlying assets (considering the cash positions as a single underlying asset). These eligible underlying assets track assets that have been categorized in the following base index asset classes: focused U.S. equities; other developed market equities; developed market fixed income; emerging market equities; commodities; and cash equivalent. The eligible underlying indices are as follows:

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US Equity Futures Rolling Strategy Index (FRSIUSE) — FRSIUSE seeks to measure the performance of an investment strategy with exposure to the total return (including interest income on a notional cash amount accruing at the relevant overnight interest rate) of E-mini futures contracts on the S&P 500® Index currently listed for trading on the Chicago Mercantile Exchange. The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. FRSIUSE has been categorized in the Focused U.S. Equities base index asset class.
•
US Technology Equity Futures Rolling Strategy Series Q Total Return Index (GSISNQET) — GSISNQET seeks to measure the performance of an investment strategy with synthetic exposure to the total return (including a synthetic interest rate return on a notional cash amount) of E-mini futures contracts on the Nasdaq-100 Index® currently listed for trading on the Chicago Mercantile Exchange (“CME”). The Nasdaq-100 Index® is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. GSISNQET has been categorized in the Focused U.S. Equities base index asset class.
•
European Equity Futures Rolling Strategy Index (FRSIEUE) — FRSIEUE seeks to measure the performance of an investment strategy with a synthetic exposure to the total return (including interest income on a notional cash amount accruing at the relevant overnight interest rate) of the first nearby futures contracts on the EURO STOXX 50® Index currently listed for trading on the Eurex. The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. FRSIEUE has been categorized in the Other Developed Market Equities base index asset class.
•
Japanese Equity Futures Rolling Strategy Index (FRSIJPE) — FRSIJPE seeks to measure the performance of an investment strategy with exposure to the total return (including interest income on a notional cash amount accruing at the relevant overnight interest rate) of Japanese equity futures contracts on TOPIX currently listed for trading on the Osaka Securities Exchange (“OSE”). TOPIX is a free-float-adjusted market capitalization weighted index of domestic common stocks listed on the Tokyo Stock Exchange (“TSE”) covering an extensive portion of the Japanese stock market. FRSIJPE has been categorized in the Other Developed Market Equities base index asset class.
•
US Government Bond Futures Rolling Strategy Index (FRSIUSB) — FRSIUSB seeks to measure the performance of an investment strategy with exposure to the total return (including interest income on a notional cash amount accruing at the relevant overnight interest rate) of 10-Year U.S. Treasury Notes futures contracts currently listed on the Chicago Board of Trade, part of the CME Group (the “CBOT”) and traded via CME Globex. FRSIUSB has been categorized in the Developed Market Fixed Income base index asset class.
•
European Government Bond Futures Rolling Strategy Index (FRSIEUB) — FRSIEUB seeks to measure the performance of an investment strategy with exposure to the total return (including interest income on a notional cash amount accruing at the relevant overnight interest rate (as described below)) of futures contracts on bonds of the Federal Republic of Germany (“German bonds”) currently listed for trading on the Eurex. The German bonds on which the Euro bond futures contracts are based are German bonds issued by the Federal Republic of Germany, which have a remaining term at the time of expiration of the Euro bond futures contracts of 8.5 to 10.5 years and a coupon of 6%. FRSIEUB has been categorized in the Developed Market Fixed Income base index asset class.
•
Japanese Government Bond Futures Rolling Strategy Index (FRSIJPB) — FRSIJPB seeks to measure the performance of an investment strategy with exposure to the total return (including interest income on a notional cash amount accruing at the relevant overnight interest rate) of 10-Year Japanese Government Bond futures contracts currently listed for trading on the Osaka Securities Exchange (“OSE”). The Japanese Government Bond Futures Rolling Strategy Index is comprised of 10-Year Japanese Government Bond futures contracts (“JGB futures contracts”), which are quarterly three-month contracts to buy or sell standardized trading “units”. FRSIJPB has been categorized in the Developed Market Fixed Income base index asset class.
•
Emerging Markets Equity Futures Rolling Strategy Index (FRSIEME) — FRSIEME seeks to measure the performance of an investment strategy with a synthetic exposure to the total return (including interest income on a notional cash amount accruing at the relevant overnight interest rate) of E-mini futures contracts on the MSCI Emerging Markets Index currently listed for trading on ICE Futures U.S. The MSCI Emerging Markets Index is a free-float adjusted market capitalization index intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are as of the close on March 9, 2022, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index contains large capitalization and mid-capitalization stocks and its constituent stocks are derived from the constituent stocks in the 24 MSCI standard single country indices for the emerging market countries listed above. As of the close on March 9, 2022, underlying index sponsor of the MSCI Emerging Markets Index reclassified Russia from emerging markets status to standalone markets status. As a result, at that time, all stocks assigned to Russia were deleted from the MSCI Emerging Markets Index at a price that was effectively zero. FRSIEME has been categorized in the Emerging Market Equities base index asset class.
•
Bloomberg Gold Subindex Total Return (BCOMGCTR) — BCOMGCTR seeks to measure the performance of an investment strategy with a synthetic exposure to exchange-traded futures on gold that are included in the Bloomberg Commodity IndexSM. While the Bloomberg Gold Subindex Total Return is generally calculated in the same manner as the Bloomberg Commodity IndexSM, it is based entirely on the gold futures contract included in the Bloomberg Commodity IndexSM. The Bloomberg Gold Subindex Total Return is measured on a total return basis, which means it reflects the returns that are potentially available through an unleveraged investment in the gold contracts composing the index plus hypothetical interest that could be earned at a Treasury bill rate on funds committed to the trading of the futures contracts. BCOMGCTR has been categorized in the Commodities base index asset class.

With the exception of the Bloomberg Gold Subindex Total Return (BCOMGCTR), each of the underlying indices is sponsored by Goldman Sachs International.

In addition to the above referenced eligible underlying indices, the eligible underlying assets also include the return-based money market position, the deleverage cash position and the momentum risk control cash position. The return-based money market position is included in the cash equivalent base index asset class; the weight limits applicable to the cash equivalent base index asset classes do not apply to the deleverage cash position or the momentum risk control cash position.

The eligible underlying indices denominated in a currency other than U.S. dollars (i.e., European Equity Futures Rolling Strategy Index (FRSIEUE), the Japanese Equity Futures Rolling Strategy Index (FRSIJPE), the European Government Bond Futures Rolling Strategy Index (FRSIEUB) and the Japanese Government Bond Futures Rolling Strategy Index (FRSIJPB)) are subject to an internal currency hedge, as further described below in “—What is the “internal currency hedge” for certain underlying indices?”.

For further description of these eligible underlying assets, as well as a discussion of the risks associated with our affiliation with the index sponsor of certain of the eligible underlying assets, please see “The Eligible Underlying Assets” in the accompanying index supplement.

What are the minimum and maximum potential weights of each eligible base index underlying asset and each base index asset class for the base index rebalancing on a rebalancing day?

The maximum weight of each eligible base index underlying asset and each base index asset class limits the exposure of the base index, and consequently the index, to each eligible base index underlying asset and each base index asset class. Thus, even if a single base index underlying asset achieved the highest historical returns during each look-back period (the prior nine months, six months and three months) and the 5% volatility constraint would be met during each such look-back period by allocating the base index entirely to such base index underlying asset, the base index would not allocate its entire exposure to a single eligible base index underlying asset because of the maximum weight limitations. The minimum weight restricts short exposure to any eligible base index underlying asset or, in the case of the non-zero minimum weight, requires a minimum allocation to a base index asset class. The base index may have exposure to only a limited subset of the 10 eligible base index underlying assets (which, as a result of the limitations described above, could include as few as two eligible base index underlying assets (as few as one eligible underlying index)), and may not have exposure to some of the eligible base index underlying assets or base index asset classes during the entire term of the notes. Further, as a result of the index’s volatility control and momentum risk control features, the index may have minimal exposure to any eligible underlying indices and may allocate nearly its entire exposure to cash positions, which in all cases will effectively have a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily).

What is realized volatility and how are the weights of the underlying assets influenced by it?

Realized volatility is a measure of the degree of movement in the level, price or value of an asset observed over a period of time. Realized volatility of an asset is generally calculated by specifying a measurement period, determining the average return during such measurement period (which is sometimes assumed to be zero, as in the case of the index) and then comparing each measured return point during such measurement period to such average to calculate the standard deviation of returns. For example, an asset will have a higher realized volatility during a specific historical period than another asset if such asset has greater price movement (increase or decrease) during the measurement period. An asset with a stable price during a specific historical period will have a lower realized volatility than an asset which has relatively larger price movements during that same period. Further, an asset will have a higher realized volatility with respect to a specific measurement period if such asset has greater price movements (increases or decreases) in such measurement period as compared to the price movements of the same asset in a different measurement period. In some cases, greater weight may be given to more recent data compared to older data, as in the case of the exponentially weighted volatilities used in the index’s volatility control feature.

Realized volatility of a portfolio of assets is often calculated by taking into account the relationships between price movements in the assets comprising such portfolio. For a portfolio of assets, the historical price movements of individual assets may partially offset one another (for example, because they have been observed to not move in the same direction historically), which in some cases may reduce the volatility of a portfolio of more volatile assets. As a result, an underlying asset with lower or negative correlation to other assets in a portfolio may be favored for inclusion based on its impact on portfolio-level volatility. Conversely, an asset with the same asset-level volatility that is highly correlated to other portfolio assets (i.e., an asset whose price tends to move with the other assets) may be disfavored. Since realized volatility is based on historical data, there is no assurance that the historical level of volatility of a portfolio of assets or an individual asset, or the correlations of portfolio assets with one another, will continue in the future.

The index utilizes historical realized volatility in two ways: as a constraint in rebalancing the base index to maximize historical returns, and as a volatility control feature that can result in a reallocation of a portion of the index exposure from the base index to the deleverage cash position.

First, on each rebalancing day, the methodology algorithm seeks to select the portfolio of eligible base index underlying asset weights that would have given the base index the highest historical return over each of three separate look-back periods (nine months, six months and three months), in each case subject to, among other constraints, a 5% volatility constraint applied to each such portfolio during the relevant look-back period. If on an index business day, for any look-back period, no combination of target weights satisfies the pre-defined weight and volatility constraints, then the methodology algorithm will successively relax the 5% volatility constraint by increments of 0.50%, up to 10%, until a combination of eligible base index underlying asset target weights can be found that satisfies such weight and updated volatility constraints. If, after such relaxation, no combination of eligible base index underlying assets target weights can be found, the methodology algorithm will select from all combinations of eligible base index underlying assets target weights that satisfy the weight constraints (but not the volatility constraint), the combination with the lowest annualized portfolio volatility, regardless of that combination’s overall portfolio volatility. The particular combination so selected will therefore exceed the 5% volatility constraint.

After a base index rebalancing, if on such rebalancing day the realized volatility of the base index’s excess returns exceeds the volatility control level of 5%, the index will be rebalanced again in order to reduce such realized volatility to 5% by ratably reallocating a portion of the exposure from the base index to the deleverage cash position (such resulting basket, the volatility controlled index). The volatility measure of base index excess returns used to calculate the volatility controlled index is based on the higher of two “exponentially weighted” realized volatilities of base index excess returns using (i) a short-term “decay factor” of 0.94 giving relatively greater weight to more recent volatilities and (ii) a long-term “decay factor” of 0.97 giving relatively greater weight to older volatilities. In order to calculate the “exponentially weighted” realized variance (which is the square of “exponentially weighted” realized volatility), in addition to other mathematical operations, 1 minus the “decay factor” is a relative weight given to the most recent daily observation of variance (i.e. the square of 5-day return with an annualization factor), while the “decay factor” is a relative weight given to a term representing the prior calculated “exponentially weighted” realized variance measure (which itself is calculated using the same decay factor for its prior volatility measure, and so on). As a result, a higher “decay factor” gives relatively greater weight to older data, reflecting a longer-term perspective.

To illustrate how the decay factors affect realized volatility calculations, the tables below illustrate the realized volatility calculations for base index excess returns under the index methodology using (i) a short-term “decay factor” of 0.94 giving relatively greater weight to more recent volatilities and (ii) a long-term “decay factor” of 0.97 giving relatively greater weight to older volatilities. The examples provided are only intended to illustrate the impact of the decay factors, and make highly artificial assumptions that are unlikely to replicate real world performance. We are providing these examples solely as an illustration of the impact of the use of decay factors in calculating realized volatility and they should not be considered for any other purpose.

In the first example, the base index excess returns have a constant annualized realized volatility (without giving effect to exponential weighting or decay factors) of 6.0% for the first 500 index business days since its base date. The annualized excess return volatility (without giving effect to exponential weighting or decay factors) of each observation increases in increments of 0.20% to a constant level of 6.2% for the next 20 index business days (index business days 501-520), 6.4% for the next 20 index business days (index business days 521-540), 6.6% for the next 20 index business index business days (index business days 541-560), and so on. The table below shows the realized volatility of the base index excess returns at the end of each such period using the index methodology and the following decay factors.

Exponentially Weighted Realized Volatility (based on T+500 base volatility of 6.0%)

	T+500	T+520	T+540	T+560	T+580	T+600	T+620	T+640	T+660
Annualized Volatility of Base Index Excess Returns of the Observation	6.000%	6.200%	6.400%	6.600%	6.800%	7.000%	7.200%	7.400%	7.600%
Short-term “decay factor” of 0.94	6.000%	6.143%	6.326%	6.522%	6.720%	6.920%	7.120%	7.320%	7.520%
Long-term “decay factor” of 0.97	6.000%	6.092%	6.234%	6.404%	6.588%	6.779%	6.974%	7.172%	7.370%

In the second example, the base index excess returns have a constant annualized realized volatility (without giving effect to exponential weighting or decay factors) of 4.0% for the first 500 index business days since its base date. The annualized excess return volatility (without giving effect to exponential weighting or decay factors) of each observation decreases in decrements of 0.20% to a constant level of 3.8% for the next 20 index business days (index business days 501-520), 3.6% for the next 20 index business days (index business days 521-540), 3.4% for the next 20 index business index business days (index business days 541-560), and so on. The table below shows the realized volatility of the base index excess returns at the end of each such period using the index methodology and the following decay factors.

Exponentially Weighted Realized Volatility (based on T+500 base volatility of 4.0%)

	T+500	T+520	T+540	T+560	T+580	T+600	T+620	T+640	T+660
Annualized Volatility of Base Index Excess Returns of the Observation	4.000%	3.800%	3.600%	3.400%	3.200%	3.000%	2.800%	2.600%	2.400%
Short-term “decay factor” of 0.94	4.000%	3.859%	3.677%	3.483%	3.285%	3.085%	2.886%	2.686%	2.486%
Long-term “decay factor” of 0.97	4.000%	3.910%	3.772%	3.607%	3.427%	3.239%	3.047%	2.852%	2.655%

How do the weights of the eligible underlying assets change as a result of the volatility control feature?

The following table displays hypothetical values for two “exponentially weighted” realized volatilities of base index excess returns over a period of time using (i) a short-term “decay factor” of 0.94 giving relatively greater weight to more recent volatilities and (ii) a long-term “decay factor” of 0.97 giving relatively greater weight to older volatilities and the percent weighting of the base index for purposes of rebalancing the volatility controlled index. You should note that the base index itself may contain exposure to the return-based money market position which would be in addition to any exposure to the deleverage cash position as a result of a volatility controlled index rebalancing. This information is intended to illustrate the operation of the index on each rebalancing day solely for purposes of rebalancing between the base index and the deleverage cash position and is not indicative of how the index may perform in the future (or even all the index allocations that take place on a rebalancing day).

Day	1	2	3	4	5	6	7	8	9	10
Realized volatility of the base index using a short-term “decay factor” of 0.94 (giving relatively greater weight to more recent volatilities)	4.80	4.70	5.00	5.50	5.70	6.00	6.30	6.60	6.70	6.60
Realized volatility of the base index using a long-term “decay factor” of 0.97 (giving relatively greater weight to older volatilities)	5.00	4.90	5.10	5.30	5.40	5.60	5.80	6.00	6.00	6.00
Weight of Base Index For Purposes of Calculating the Volatility Controlled Index Value	100.0%	100.0%	98.0%	90.9%	87.7%	83.3%	79.4%	75.8%	74.6%	75.8%
Weight of Deleverage Cash Position	0.0%	0.0%	2.0%	9.1%	12.3%	16.7%	20.6%	24.2%	25.4%	24.2%

On days 1 and 2, the realized volatility of base index excess returns using both a short-term “decay factor” of 0.94 and a long-term “decay factor” of 0.97 is equal to or less than the 5% volatility control level, so the index did not ratably rebalance into the deleverage cash position on such rebalancing day.

On days 3, 4, 5, 6, 7, 8, 9 and 10, because the higher realized volatility of base index excess returns using the a short-term “decay factor” of 0.94 and a long-term “decay factor” of 0.97 is greater than the 5% volatility control level, the weight allocated to the base index for such rebalancing day is ratably rebalanced into the deleverage cash position. Please see “Underlying Asset Weightings” in the accompanying index supplement for data regarding the frequency of rebalancings into a deleverage cash position.

What is the momentum risk control adjustment mechanism and how do the weights of the underlying assets change as a result of the momentum risk control adjustment mechanism?

The index has a momentum risk control adjustment mechanism which aims to provide a notional performance-controlled exposure to the volatility controlled index and limit the index’s exposure to negative price momentum in the volatility controlled index. This is achieved by decreasing the exposure of the index to the volatility controlled index (and, in turn, the underlying indices) if the volatility controlled index has exhibited negative price momentum (which is deemed to occur when the volatility controlled index level falls below its level on the 100th index business day preceding such momentum measurement day) on one or more index business day during the 21 index business day period from (but excluding) the 23rd index business day, to (and including) the 2nd index business day, prior to a rebalancing day (such period, the momentum measurement period with respect to such rebalancing day, and each index business day in such period, a momentum measurement day).

After a volatility controlled index rebalancing, if on such rebalancing day the resulting volatility controlled index has exhibited negative price momentum on one or more index business day during the momentum measurement period, prior to such rebalancing day, the index will be rebalanced again in order to reduce the exposure of the index from the volatility controlled index to the momentum risk control cash position. On any rebalancing day, the exposure of the index to the volatility controlled index will be based on a weighted percentage of the number of momentum measurement days during which the volatility controlled index level equals or exceeds its level on the 100th index business day preceding such momentum measurement day, with a value of 1 assigned to each momentum measurement day for which such condition is satisfied and a value of 0.25 assigned to each momentum measurement day for which such condition is not satisfied. For example, if the level of the volatility controlled index on each of the 21 momentum measurement days was greater than or equal to its level 100 index business days prior to such momentum measurement day, the index would be allocated 100% to the volatility controlled index and 0% to the momentum risk control cash position on such rebalancing day. Conversely, if the level of the volatility controlled index on each of the momentum measurement days was less than its level 100 index business days prior to such momentum measurement day, the index would be allocated 25% to the volatility controlled index and 75% to the momentum risk control cash position on such rebalancing day.

In the example below, with respect to index rebalancing day T, the volatility controlled index exhibits negative price momentum on 7 of the 21 momentum measurement days in the relevant momentum measurement period (highlighted in red) compared to the level of the volatility controlled index on the 100th index business day preceding the relevant momentum measurement day. As a result, on rebalancing day T, the weighting assigned to the volatility controlled index equals 75% ((100% × 14/21) + (25% × (7/21)), and the weighting assigned to the momentum risk control cash position equals 25% ((0% × 14/21) + (75% × (7/21)).

Momentum Measurement Day Relative to Rebalancing Day T	Level of the Volatility Controlled Index on Relevant Measurement Day	Level of the Volatility Controlled Index 100 Index Business Days Prior to the Relevant Measurement Day (Relative to Rebalancing Day T)	Contribution to Volatility Controlled Index at Index Business Day T	Contribution to Momentum Risk Control Cash Position at Index Business Day T
T-22	106	94 (T-122)	100%	0%
T-21	105	95 (T-121)	100%	0%
T-20	104	96 (T-120)	100%	0%
T-19	103	97 (T-119)	100%	0%
T-18	102	98 (T-118)	100%	0%
T-17	101	99 (T-117)	100%	0%
T-16	100	100 (T-116)	100%	0%
T-15	99	101 (T-115)	25%	75%
T-14	98	102 (T-114)	25%	75%
T-13	97	103 (T-113)	25%	75%
T-12	96	104 (T-112)	25%	75%
T-11	97	103 (T-111)	25%	75%
T-10	98	102 (T-110)	25%	75%
T-9	99	101 (T-109)	25%	75%
T-8	100	100 (T-108)	100%	0%
T-7	101	99 (T-107)	100%	0%
T-6	102	98 (T-106)	100%	0%
T-5	103	97 (T-105)	100%	0%
T-4	104	96 (T-104)	100%	0%
T-3	105	95 (T-103)	100%	0%
T-2	106	94 (T-102)	100%	0%
Sum Over 21 Index Business Days			1,575%	525%
Percentage of 21 Index Business Days Exhibiting Non-Negative (Negative) Momentum			67% (14 ÷ 21)	33% (7 ÷ 21)
Weighting on Index Business Day T (Average Weight Contribution Over 21 Index Business Days)			75% (1,575% ÷ 21)	25% (525% ÷ 21)

The example provided is only intended to illustrate the operation of the momentum risk control adjustment mechanism, and makes highly artificial assumptions that are unlikely to replicate real world performance. We are providing this example solely as an illustration of the operation of the momentum risk control adjustment mechanism and certain related calculations and it should not be considered for any other purpose.

What are the hypothetical cash positions?

The return-based money market position is a hypothetical investment intended to express the notional returns accruing to a hypothetical investor from an investment in a money market account denominated in U.S. dollars that accrues interest at the notional interest rate, which is a rate equal to the federal funds rate. The deleverage cash position and the momentum risk control cash position are non-interest bearing hypothetical cash positions that do not accrue interest and will reflect a return of zero. Any cash position included in the index, including the return-based money market position, will reflect a zero net return on an excess return basis before deducting 0.65% per annum (accruing daily).

Each hypothetical cash position serves a different function in the index:

•
Allocation of the base index to the return-based money market position is intended to mitigate the impact of negative returns attributable to the underlying indices in a negative return environment.
•
Allocation of the volatility controlled index to the deleverage cash position is intended to reduce the volatility of the volatility controlled index.
•
Allocation of the index to the momentum risk control cash position is intended to reduce exposure of the index to higher risk assets that are exhibiting negative price momentum over 100 day periods.

What is the “internal currency hedge” for certain underlying assets?

With respect to the eligible underlying indices denominated in a currency other than U.S. dollars (i.e., European Equity Futures Rolling Strategy Index (FRSIEUE), the Japanese Equity Futures Rolling Strategy Index (FRSIJPE), the European Government Bond Futures Rolling Strategy Index (FRSIEUB) and the Japanese Government Bond Futures Rolling Strategy Index (FRSIJPB)), the index reflects an internal simulated currency hedge, which, through a series of hypothetical currency hedging transactions, seeks to mitigate such eligible underlying assets’ exposure to exchange rate fluctuations in such currencies. On each asset business day, the performance of such eligible underlying assets from the immediately preceding asset business day consists of two types of components: the US-foreign “currency financing amount” plus the adjusted change in such eligible underlying index level as a result of the hedging transactions. The US-foreign currency financing amount is equal to the performance of a notional cash deposit in U.S. dollars accruing interest at the federal funds rate minus the product of (i) the performance of such notional cash deposit accruing interest at the interest rate for such non-U.S. currency (8.5bps plus €STR with respect to euro-denominated eligible underlying indices and JPY-BOJ-TONAT with respect to the yen-denominated eligible underlying indices, in each case, as provided by Reuters or another recognized source, as determined by the calculation agent, used for the purpose of displaying such rate) times (ii) the performance of the applicable currency exchange rate. The US-foreign currency financing amount may be positive or negative. The adjusted change in the non-U.S. dollar denominated eligible underlying asset is equal to the product of (a) the performance of such non-U.S. dollar-denominated eligible underlying index since the prior asset business day times (b) the performance of the applicable currency exchange rate. For certain risks relating to the internal currency hedge, see “Additional Risk Factors Specific to Your Notes — Certain Eligible Underlying Indices are Subject to an Internal Currency Hedge, Which May Not be Effective.”

Can the eligible underlying assets change?

Except as otherwise noted above, the eligible underlying assets, the notional interest rate, currency exchange rates, and currency financing amount rates are not expected to change or be replaced. However, if the index committee determines that any of the following events has occurred:

•
an underlying index sponsor announces that it will make a material change in the formula for or the method of calculating such underlying index (or the selection of the components thereof) or otherwise materially modifies such underlying index (or the selection of the components thereof) for the purpose of maintaining such underlying index;
•
an underlying index is no longer published by its underlying index sponsor;
•
an underlying index, its constituents or derivative instruments linked thereto, are no longer tradable on commercially reasonable terms (as determined by the calculation agent in consultation with the index committee) in light of changes to financial market conditions (including market liquidity), regulatory or similar factors;
•
any third-party underlying index sponsor of an underlying index terminates its license with the index sponsor and its affiliates such that the index sponsor may not use the underlying index or any related index in connection with any financial product or index;
•
the index sponsor and its affiliates cease to have the relevant data license in respect of an underlying index;

•
the applicable currency exchange rate, related currency or currency financing amount rate ceases to exist; or
•
the notional interest rate ceases to exist,

then the affected constituent will be replaced by a successor constituent that, in the determination of the index committee in its sole discretion, most closely replicates, in the case of an index, the constituents and method of calculation of the underlying index, or, with respect to a successor benchmark lending, interest or exchange rate, most closely captures the relevant market measure and satisfies any other criteria of an effective benchmark identified by the index committee, and the index sponsor may use such constituent as a successor constituent. If the index committee determines in its sole discretion that no successor underlying asset or constituent exists, such underlying asset or constituent will be removed from the index.

Such deletions and substitutions may be undertaken on any date. The effective date will be determined at the discretion of the index committee and may be applied retroactively (although the index committee will seek to announce any such deletions or substitutions as promptly as is reasonably practicable), and will be reflected in an updated version of the index methodology. The index committee may permit the use of a temporary index constituent until a permanent successor underlying index or constituent is identified.

Could index market disruption events impact the calculation of the index or a daily base index rebalancing or a daily index rebalancing by the index calculation agent?

If a daily base index rebalancing or an index rebalancing must be effected on an index business day which corresponds to the first day of a given index market disruption event (as defined below) with respect to any eligible underlying asset included in the index, the index calculation agent shall then rebalance the base index or the index as if (i) for each eligible underlying asset that had not been affected by such index market disruption event, the index business day occurred on such day and (ii) for each eligible underlying asset that had been affected by such index market disruption event, the index business day occurred on the first day on which there was no index market disruption event occurring or continuing. An index business day will be deemed not to have occurred on a business day if an index market disruption event is continuing (as opposed to occurring for the first time). Instead, an index holiday will be deemed to have occurred on the first day on which no such index market disruption event is continuing and which is an asset business day for all of the eligible underlying assets.

Solely for purposes of calculating the volatility (variance) and volatility controlled index level which includes an index business day which corresponds to the first day of a given index market disruption event with respect to any eligible base index underlying asset, the base index value or the base index underlying asset value will include any base index underlying asset that has been affected by an index market disruption event and will be calculated by assuming the reference level of the affected base index underlying asset is equal to the reference level on the first day on which there is no index market disruption event occurring or continuing.

On the sixth New York business day following the occurrence of an index market disruption event with respect to any eligible underlying asset included in the index, if such index market disruption event is continuing, the index committee may determine in its sole discretion to instruct the index calculation agent to rebalance the index using a specified price. In the event the index committee determines on such sixth New York business day, in its sole discretion, that no such instructions should be given to the index calculation agent, the index committee may revisit such determination on any business day thereafter on which the index market disruption event is continuing.

An “index market disruption event” may be deemed by the index committee to have occurred in any of the following situations: (i) the official closing price, level, rate or other measure of any eligible underlying asset is unavailable on any relevant day on which such measure is scheduled to be published (including cases where a member of The Goldman Sachs Group, Inc. is the eligible underlying asset sponsor, publisher or benchmark provider of an index constituent), (ii) a relevant exchange (as defined below) is not open for trading during its regular trading session, or closes prior to its scheduled closing time, on any relevant day or there is a material exchange disruption (as defined below) (as determined by the index calculation agent), (iii) upon the occurrence or existence of a trading disruption (as defined below), for more than two hours of trading, or at any time during the one-hour period that ends at the scheduled closing time of the relevant exchange, (iv) upon the occurrence or existence of an index dislocation (as defined below), (v) upon the occurrence or existence of a force majeure event (as defined below), (vi) upon the occurrence or existence of a currency exchange rate disruption event or (viii) upon the occurrence of an interest rate disruption event (as defined below).

A “trading disruption” means any suspension of or limitation imposed on trading by the relevant exchange, and whether by reason of movements in price exceeding limits permitted by the relevant reference exchange or otherwise, relating to any component of an eligible underlying asset.

An “exchange disruption” means any event that disrupts or impairs (as determined by the index calculation agent in consultation with the index committee) the ability of market participants in general to effect transactions in, materially increases the costs of transacting in, or obtain market values for, any eligible underlying asset or its underlying constituents on the relevant exchange.

An “exchange” means the relevant exchanges on which the components of the eligible underlying assets are traded.

An “index dislocation” means the index calculation agent (in consultation with the index committee) determines that a market participant, as a result of a market-wide condition relating to the index or any eligible underlying asset would (i) be unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of all or a material portion of any hedge position relating to the index or an eligible underlying asset or (ii) incur a materially increased cost in doing so, including due to any capital requirements or other law or regulation.

A “force majeure event” means the index calculation agent determines that there has been the occurrence of a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance that is beyond the reasonable control of the index sponsor, index calculation agent or any of their respective affiliates that the index calculation agent determines is likely to have a material effect on an eligible underlying asset, or on its ability to perform its role in respect of the index.

A “currency exchange rate disruption event” means (and a currency exchange rate disruption event shall be deemed to have occurred if),

(i)
in respect of a currency exchange rate and a relevant day:
a)
such currency exchange rate splits into dual or multiple currency exchange rates;
b)
the currency exchange rate is not published on a date on which it is scheduled for publication and the index calculation agent is unable to determine (after consultation with the index committee) any commercially reasonable substitute;
c)
an event has occurred in or affecting any relevant jurisdiction that generally makes it impossible to deliver (1) a relevant currency from accounts inside such jurisdiction to accounts outside such jurisdiction, or (2) a relevant currency between accounts inside such jurisdiction for the applicable reference currency or to a party that is a non-resident of such jurisdiction; or
d)
the applicable reference currency ceases to exist and has not been replaced by a new currency; and
(ii)
in respect of a currency financing amount rate and a relevant day:
a)
such currency financing amount rate is not published on a date on which it is scheduled for publication; or
b)
such currency financing amount rate is no longer published.

An “interest rate disruption event” means (and an interest rate disruption event shall be deemed to have occurred if), in respect to the notional interest rate and a relevant day: (i) such notional interest rate is not published on a date on which it is scheduled for publication or (ii) such notional interest rate is no longer published.

If the index calculation agent determines that the price made available for an eligible underlying asset (or the published level of a notional interest rate, currency exchange rate or currency financing amount rate) reflects a manifest error, the calculation of the index shall be delayed until such time as a corrected price or level is made available. In the event a corrected price or level with respect to an eligible underlying asset is not made available on a timely basis, or in the event that the price made available for an eligible underlying asset is subsequently corrected and such correction is published, then the index calculation agent may, if practicable, adjust or correct the relevant calculation or determination, including the level of the eligible underlying asset, as of any index business day to take into account such correction. This convention, however, will not change the starting index value for the notes. However, the note calculation agent may adjust the method of calculation of the level of the index to ensure that the level of the index used to determine the amount payable on the stated maturity date is equitable. See “Terms and Conditions — Discontinuance or modification of the index” above.

On any index business day during which the price, level or rate of an eligible underlying asset reflects such an error (and such error has not been corrected), the base index underlying asset weights, volatility control exposure and the momentum risk control exposure will be calculated using the price, level or rate made available by the relevant sponsor, publisher or provider of such eligible underlying asset (an “eligible underlying asset sponsor”) (notwithstanding any manifest error). If the relevant eligible underlying asset sponsor subsequently corrects the price it has made available, the index value may be calculated using such corrected price, but the quantities of eligible underlying assets implied by the base index underlying asset weights, volatility control exposure and the momentum risk control exposure (prior to the error being corrected) may or may not be adjusted by the index committee.

What is the historical performance of the index?

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any upward or downward trend in the historical or hypothetical closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical index performance information or hypothetical performance data of the index as an indication of the future performance of the index.

We cannot give you any assurance that the future performance of the index, the index underlying assets, the notional interest rate will result in receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index. Before investing in the offered notes, you should consult publicly available information to determine the relevant index levels between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the index over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical index performance information or hypothetical performance data shown below.

The following summary flow chart is provided for purposes of illustration only and should be read together with, and not as a substitute for, the preceding disclosure regarding the index.

Historical Information and Hypothetical Data

The following chart and table provide a comparison between the index (using historical information and hypothetical data, as explained below) and certain asset classes (in each case, represented by a benchmark ETF or a benchmark index, which are distinct from the asset classes in which the 10 underlying assets have been categorized for purposes of this index) from January 1, 2019 to January 22, 2024. Benchmark ETF data and benchmark index data is based on the historical levels of the benchmark ETFs and benchmark indices, respectively. The historical index information from January 12, 2021 (the index launch date) to January 22, 2024 reflects the actual performance of the index. (In the chart, this historical index information can be found to the right of the vertical solid line marker.) The hypothetical index data from January 1, 2019 to January 11, 2021 is based on the historical levels of the eligible underlying assets, using the same methodology that is used to calculate the index. As a result, the following chart and tables do not reflect the global financial crisis which began in 2008, which had a materially negative impact on certain of the benchmark ETFs, benchmark indices and eligible underlying assets and would have had a materially negative impact on the index. Please also note that the benchmark ETFs and benchmark indices that are used to represent asset classes for purposes of the following tables and chart may not be eligible underlying assets for purposes of the index and in some cases differ from the eligible underlying assets that are used to represent asset classes with the same or similar titles for purposes of the index. You should not take the historical index information, hypothetical index data or historical benchmark ETF and benchmark index data as an indication of the future performance of the index.

Performance Since January 2019

As of 1/22/2024	Goldman Sachs Momentum Builder® Focus ER Index (GSMBFC5)	US Equities (SPY Excess Return)	Global Equities (MSCI ACWI Excess Return)	US Bonds (AGG Excess Return)	Commodities (S&P GSCI Excess Return)
Effective Performance (1M)	0.48%	1.60%	0.38%	-1.09%	0.34%
Effective Performance (6M)	-0.03%	4.40%	1.88%	-0.61%	-5.70%
Annualized* Performance (since January 2019)	2.40%	13.58%	9.44%	-1.13%	7.00%
Annualized* Realized Volatility (since January 2019)**	3.57%	20.53%	16.92%	6.42%	24.74%
Return over Risk (since January 2019)***	0.67	0.66	0.56	-0.18	0.28
Maximum Peak-to-Trough Drawdown****	-6.26%	-33.79%	-33.82%	-22.37%	-53.97%
*	Calculated on a per annum percentage basis.
**	Calculated on the same basis as realized volatility used in calculating the index.
***	Calculated by dividing the annualized performance by the annualized realized volatility since January 1, 2019.
****	The largest percentage decline experienced in the relevant measure from a previously occurring maximum level.

Monthly Performance Since January 2019

The following chart sets forth hypothetical and historical monthly index performance data during the period from January 1, 2019 to December 31, 2023 based on the historical index information and hypothetical index data previously supplied above. You should not take the historical index information or hypothetical index data as an indication of the future performance of the index.

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
2023	0.42%	-0.49%	0.62%	0.38%	0.39%	1.77%	0.44%	-0.43%	-1.27%	-1.06%	1.46%	0.53%	2.76%*
2022	-0.96%	-0.13%	0.17%	-0.54%	-0.33%	-0.43%	0.21%	-0.27%	-0.52%	0.30%	0.35%	-0.86%	-3.01%
2021	-0.40%**	-0.46%	1.64%	0.67%	0.62%	0.19%	0.89%	0.83%	-2.69%	0.94%	-1.14%	0.59%	1.60%
2020	1.31%	-2.09%	-0.59%	0.82%	0.48%	0.53%	0.43%	0.88%	-0.94%	-0.85%	2.51%	0.85%	3.30%
2019	0.55%	-0.01%	0.43%	0.66%	-0.99%	3.14%	0.80%	1.72%	-1.25%	0.78%	0.12%	1.18%	7.31%

*	To December 31, 2023
**	Historical information begins January 12, 2021 (the index launch date)

Daily Closing Levels of the Index

The following graph shows the daily closing levels of the index from January 1, 2019 to January 22, 2024. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on certain of the eligible underlying assets and would have had a materially negative impact on the index. Since the index was launched on January 12, 2021 and has a limited operating history, the graph includes hypothetical performance data for the index prior to its launch on January 12, 2021.

The historical closing levels from January 12, 2021 (the index launch date) to January 22, 2024 were obtained from Bloomberg Financial Services and Solactive AG, without independent verification. (In the graph, historical closing levels can be found to the right of the vertical solid line marker.) You should not take the historical index performance information as an indication of the future performance of the index.

The hypothetical performance data from January 1, 2019 to January 11, 2021 is based on the historical levels of the eligible underlying assets using the same methodology that is used to calculate the index. The hypothetical performance data prior to the launch of the index on January 12, 2021 refers to simulated performance data created by applying the index's calculation methodology to historical levels of the underlying assets that comprise the index. Such simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards underlying assets or related indices that have performed well in the past. No future performance of the index can be predicted based on the simulated performance described herein. You should not take the hypothetical performance data as an indication of the future performance of the index.

Historical Performance of the Goldman Sachs Momentum Builder® Focus ER Index

Examples of Index Return Calculations

The following examples are provided to illustrate how the return on the index is calculated on an index business day given the key assumptions specified below. The examples assume the specified base index underlying assets specified below. The return of the base index underlying assets will be calculated as the sum of the products, as calculated for each base index underlying asset, of the return for each base index underlying asset multiplied by its weighting, expressed as a percentage. The base index is calculated on an excess return basis, reflecting a deduction of the return that could be earned on a notional cash deposit at the notional interest rate, which is a rate equal to the federal funds rate. The returns of the volatility controlled index (composed of the base index and the deleverage cash position) reflect the weighted sum of (i) the excess returns of the base index as described above and (ii) a zero return attributable to the non-interest bearing deleverage cash position, further reduced in each case by a deduction rate of 0.65% per annum (accruing daily), where the relative weights attributable to the base index and the deleverage cash position (if any) are determined based on the application of the 5% volatility control. The returns of the index are based on the weighted sum of (i) the returns of the volatility controlled index and (ii) a zero return attributable to the non-interest bearing momentum risk control cash position, as further reduced by a deduction rate of 0.65% per annum (accruing daily) applied to the weight of the momentum risk control cash position, where the relative weights attributable to the volatility controlled index and the momentum risk control cash position (if any) are determined based on the application of the momentum risk control adjustment mechanism. The examples are based on a range of final levels for the specified base index underlying assets that are entirely hypothetical; no one can predict which eligible base index underlying assets will be chosen as base index underlying assets on any day, the weightings of the underlying assets or what the returns will be for any underlying assets. The actual performance of the index on any index business day may bear little relation to the hypothetical examples shown below or to the historical index performance information and hypothetical performance data shown elsewhere in this pricing supplement. Because each example illustrates the return from one index business day to the next, plausible day-to-day examples cannot reflect the potential cumulative impact that may result over a longer period of time (for example, if the volatility controlled index showed negative momentum over each momentum measurement day in a momentum measurement period) or that would result on a delayed basis (for example, the inability of the index to shift out of a position subject to a minimum weight requirement during a look-back period ending on the third index business day preceding a rebalancing day). These examples should not be taken as an indication or prediction of future performance of the index and investment results. The numbers in the examples below have been rounded for ease for analysis.

Key Assumptions
Base index underlying assets during hypothetical period and percentage weighting	FRSIUSE 15% GSISNQET 5% FRSIUSB 20% FRSIEME 10% Return-Based Money Market Position 50%
Notional interest rate	5.75% per annum
Neither an index market disruption event nor a non-index business day occurs.
No change in or affecting any of the base index underlying assets or the method by which the underlying indices are calculated.

Example 1: Each base index underlying asset appreciates. The sum of the weighted returns of each base index underlying asset is greater than the sum of the notional interest rate plus the accrued portion of the 0.65% per annum for the day. The volatility cap is never breached, and the exposure to the base index is not reduced by the momentum risk control adjustment mechanism.

	Column A	Column B	Column C	Column D	Column E

Base Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Base Index Underlying Asset (Column B / Column A)-1	Weighting	Column C x Column D
FRSIUSE	100.000	100.500	0.500%	15.000%	0.075%
GSISNQET	100.000	100.750	0.750%	5.000%	0.038%
FRSIUSB	100.000	100.040	0.040%	20.000%	0.008%
FRSIEME	100.000	101.250	1.250%	10.000%	0.125%
Return-Based Money Market Position	100.000	100.016	0.016%	50.000%	0.008%

				Return of Base Index Underlying Assets (including return-based money market position):	0.254%
				(Return of Notional Cash Investment in the Notional Interest Rate (at base index level)):	(0.016%)
				(Accrued Portion of the 0.65% Per Annum (at volatility controlled index level)):	(0.002%)
				Index Return:	0.236%

In this example, the base index underlying assets all had positive returns. The return of the base index underlying assets prior to adjustment for the notional interest rate and the accrued portion of the 0.65% per annum for the day equals 0.254% for the day and, once the notional interest rate for the day and accrued portion of the 0.65% per annum for the day are subtracted, the return of the index for the day equals 0.236%.

Example 2: Each base index underlying asset appreciates. The sum of the weighted returns of each base index underlying asset is less than the sum of the notional interest rate plus the accrued portion of the 0.65% per annum for the day. The volatility cap is never breached, and the exposure to the base index is not reduced by the momentum risk control adjustment mechanism.

	Column A	Column B	Column C	Column D	Column E

Base Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Base Index Underlying Asset (Column B / Column A)-1	Weighting	Column C x Column D
FRSIUSE	100.000	100.008	0.008%	15.000%	0.001%
GSISNQET	100.000	100.020	0.020%	5.000%	0.001%
FRSIUSB	100.000	100.005	0.005%	20.000%	0.001%
FRSIEME	100.000	100.010	0.010%	10.000%	0.001%
Return-Based Money Market Position	100.000	100.016	0.016%	50.000%	0.008%

				Return of Base Index Underlying Assets (including return-based money market position):	0.012%
				(Return of Notional Cash Investment in the Notional Interest Rate (at base index level)):	(0.016%)
				(Accrued Portion of the 0.65% Per Annum (at volatility controlled index level)):	(0.002%)
				Index Return:	-0.006%

In this example, the base index underlying assets all had positive returns. The return of the base index underlying assets prior to adjustment for the notional interest rate and the accrued portion of the 0.65% per annum for the day equals 0.012% for the day and, since the sum of the notional interest rate plus the accrued portion of the 0.65% per annum for the day is greater than such return, once the notional interest rate for the day and accrued portion of the 0.65% per annum for the day are subtracted, the return of the index for the day is negative and equals -0.006%.

Example 3: Each base index underlying asset depreciates. The volatility cap is never breached, and the exposure to the base index is not reduced by the momentum risk control adjustment mechanism.

	Column A	Column B	Column C	Column D	Column E

Base Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Base Index Underlying Asset (Column B / Column A)-1	Weighting	Column C x Column D
FRSIUSE	100.000	98.133	-1.867%	15.000%	-0.280%
GSISNQET	100.000	99.250	-0.750%	5.000%	-0.038%
FRSIUSB	100.000	99.900	-0.100%	20.000%	-0.020%
FRSIEME	100.000	99.370	-0.630%	10.000%	-0.063%
Return-Based Money Market Position	100.000	100.016	0.016%	50.000%	0.008%

				Return of Base Index Underlying Assets (including return-based money market position):	-0.393%
				(Return of Notional Cash Investment in the Notional Interest Rate (at base index level)):	(0.016%)
				(Accrued Portion of the 0.65% Per Annum (at volatility controlled index level)):	(0.002%)
				Index Return:	-0.411%

In this example, the base index underlying assets all had negative returns. The return of the base index underlying assets prior to adjustment for the notional interest rate and the accrued portion of the 0.65% per annum for the day equals -0.393% for the day and once the notional interest rate for the day and accrued portion of the 0.65% per annum for the day are subtracted the return of the index for the day is further reduced and equals -0.411%.

Example 4: The base index underlying assets have mixed returns, with sharply negative returns for base index underlying assets that are subject to the base index asset class minimum weight of 20% while the other base index underlying assets appreciate. In this example, we have assumed that the volatility cap is never breached because the abrupt increase in volatility is not yet factored into the volatility cap calculations, and—even though the level of the volatility controlled index is lower than its level 100 days earlier—the exposure to the base index is not reduced by the momentum risk control adjustment mechanism because the most recent day included in the momentum measurement period is the 2nd index business day prior to rebalancing.

	Column A	Column B	Column C	Column D	Column E

Base Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Base Index Underlying Asset (Column B / Column A)-1	Weighting	Column C x Column D
FRSIUSE	100.000	97.047	-2.953%	15.000%	-0.443%
GSISNQET	100.000	97.000	-3.000%	5.000%	-0.150%
FRSIUSB	100.000	100.040	0.040%	20.000%	0.008%
FRSIEME	100.000	103.000	3.000%	10.000%	0.300%
Return-Based Money Market Position	100.000	100.016	0.016%	50.000%	0.008%

				Return of Base Index Underlying Assets (including return-based money market position):	-0.277%
				(Return of Notional Cash Investment in the Notional Interest Rate (at base index level)):	(0.016%)
				(Accrued Portion of the 0.65% Per Annum (at volatility controlled index level)):	(0.002%)
				Index Return:	-0.295%

In this example, in order to highlight the potential negative impact of minimum weightings in the base index, the two base index underlying assets that are subject to the base index asset class minimum weight of 20% had sharply negative returns and three base index underlying assets had positive returns. The return of the index underlying assets prior to adjustment for the notional interest rate and the accrued portion of the 0.65% per annum for the day equals -0.277% for the day and, once the notional interest rate for the day and accrued portion of the 0.65% per annum for the day are subtracted, the return of the index for the day is further reduced and equals -0.295%. It should be noted that even if the same two base index underlying assets continue to experience sharply negative returns, together they will continue to comprise at least 20% of the base index due to the base index asset class minimum weight. To the extent such sharply lower returns result in the volatility of the base index exceeding 5%, the volatility cap will only gradually shift the index’s exposure from the base index to the deleverage cash position due to the exponential weighting of volatility using “decay factors” as discussed above. Furthermore, if the volatility controlled index experiences negative momentum as a result, the momentum risk control adjustment mechanism will only gradually shift the index’s exposure from the volatility controlled index to the momentum risk control cash position, and the momentum risk control cash position will never account for more than 75% of index exposure, even if the negative momentum in the volatility controlled index persists over each day of the momentum measurement period.

Example 5: The returns of the base index underlying assets are the same as in example 4. However, in this example, as a result of past exponentially weighted moving volatility of the base index of 6.25% (not directly observable in the example), the index ratably rebalances from the base index into the deleverage cash position on an index business day. In addition, the volatility controlled index exhibits negative price momentum on 7 momentum measurement days during the applicable 21 index business day momentum measurement period but not on any other momentum measurement day, resulting in a further allocation from the resulting volatility controlled index to the momentum risk control cash position.

Example 5 – Part 1

		Column A	Column B	Column C	Column D	Column E
	Base Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Base Index Underlying Asset (Column B / Column A)-1	Base Index Weighting	Column C x Column D
Base Index (prior to application of the volatility control mechanism)	FRSIUSE	100.000	97.047	-2.953%	15.000%	-0.443%
	GSISNQET	100.000	97.000	-3.000%	5.000%	-0.150%
	FRSIUSB	100.000	100.040	0.040%	20.000%	0.008%
	FRSIEME	100.000	103.000	3.000%	10.000%	0.300%
	Return-Based Money Market Position	100.000	100.016	0.016%	50.000%	0.008%
					Return of Base Index Underlying Assets (including return-based money market position):	-0.277%
					(Return of Notional Cash Investment in the Notional Interest Rate (at base index level)):	(0.016%)

					Base Index Return:	-0.293%

In Part 1 of this example, as in example 4, the two base index underlying assets that are subject to the base index asset class minimum weight of 20% had sharply negative returns and three base index underlying assets had positive returns. However, in contrast to example 4, in Parts 2 and 3 of this example, we assume that (i) the higher of the “short-term” and “long-term” volatility measure of base index exceeds the 5% volatility control level by 1.25% (not directly observable in the example), thereby reducing the exposure to the base index (and, consequently, each base index underlying asset) by 20% and (ii) the volatility risk controlled index exhibited negative momentum on 7 momentum measurement days during the applicable 21 index business momentum measurement period. The impact of the first assumption is shown in Part 2 of the example and the impact of the second assumption is shown in Part 3 of the example.

Example 5 – Part 2

		Column A	Column B	Column C	Column D	Column E
	Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Underlying Asset (Column B / Column A)-1	Volatility Controlled Index Weighting	Column C x Column D
Volatility Controlled Index (after application of the volatility control mechanism)	FRSIUSE	100.000	97.047	-2.953%	12.000%	-0.354%
	GSISNQET	100.000	97.000	-3.000%	4.000%	-0.120%
	FRSIUSB	100.000	100.040	0.040%	16.000%	0.006%
	FRSIEME	100.000	103.000	3.000%	8.000%	0.240%
	Return-Based Money Market Position	100.000	100.016	0.016%	40.000%	0.006%
	Deleverage Cash Position (zero-return)	100.000	100.000	0.000%	20.000%	0.000%

					Return of Underlying Assets (including return-based money market position) in Volatility Controlled Index:	-0.222%
					(Return of Notional Cash Investment in the Notional Interest Rate (at base index level) (80% of 0.016%)):	(0.013%)
					(Accrued Portion of the 0.65% Per Annum (at volatility controlled index level)):	(0.002%)
					Volatility Controlled Index Return:	-0.237%

In Part 2 of the example, in order to highlight the effect of rebalancing into the non-interest bearing deleverage cash position as a result of the volatility control mechanism, we have assumed that the higher of the “short-term” and “long-term” volatility measure of base index exceeds the 5% volatility control level by 1.25% (not directly observable in the example), thereby reducing the exposure to the base index (and, consequently, each base index underlying asset, including the return-based money market position) by 20%. As a result of reduced exposure to poorly performing base index underlying assets, the volatility controlled index return is comparatively better than the base index return shown in Part 1 of the example.

Example 5 – Part 3

		Column A	Column B	Column C	Column D	Column E
	Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Underlying Asset (Column B / Column A)-1	Index Weighting	Column C x Column D
Index (after application of the momentum risk control adjustment mechanism)	FRSIUSE	100.000	97.047	-2.953%	9.000%	-0.266%
	GSISNQET	100.000	97.000	-3.000%	3.000%	-0.090%
	FRSIUSB	100.000	100.040	0.040%	12.000%	0.005%
	FRSIEME	100.000	103.000	3.000%	6.000%	0.180%
	Return-Based Money Market Position	100.000	100.016	0.016%	30.000%	0.005%
	Deleverage Cash Position (Zero Return)	100.000	100.000	0.000%	15.000%	0.000%
	Momentum Risk Control Cash Position (Zero Return)	100.000	100.000	0.000%	25.000%	0.000%
					Return of Underlying Assets (including return-based money market position) in Index:	-0.166%
					(Return of Notional Cash Investment in the Notional Interest Rate (at base index level) (60% of 0.016%)):	(0.010%)
					Accrued Portion of the 0.65% Per Annum (at volatility controlled index level or, with respect to the momentum risk control cash position only, the index level):	(0.002%)
					Index Return:	-0.178%

In Part 3 of the example, in order to highlight the effect of rebalancing into the non-interest bearing momentum risk control cash position as a result of the momentum risk control adjustment mechanism, we have assumed that the volatility risk controlled index exhibited negative momentum on 7 momentum measurement days during the applicable 21 index business momentum measurement period, thereby reducing the exposure to the volatility controlled index by 25% ((7/21 × 75%) + (14/21 × 0%)).

We have shown the base index returns (without any rebalancings), the volatility controlled index returns (following application of the volatility control mechanism) and the index returns (following application of both the volatility control mechanism and the momentum risk control adjustment mechanism). Overall, based on the assumption described above, the increased weighting to the cash positions for the index business day mitigated the losses in the base index as compared to example 4.

We cannot predict which eligible base index underlying assets will be chosen as underlying assets on any day, the weights of the underlying assets or what the final levels will be for any underlying assets or the notional interest rate. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the performance of the index which will be determined by the underlying assets chosen and their weightings.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a regulated investment company;
•
a life insurance company;
•
a tax-exempt organization;
•
a partnership;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a person that owns the notes as a hedge or that is hedged against interest rate risks;
•
a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you generally will not receive any payments from us until maturity.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date for debt instruments (such as your notes) that provide for the possibility of early redemption should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your notes (and we intend to make the computation in such a manner) based on the assumption that your notes will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the notes is equal to % per annum, compounded semi-annually with a projected payment at maturity of $ based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period through December 31, 2024
January 1, 2025 through December 31, 2025
January 1, 2026 through December 31, 2026
January 1, 2027 through December 31, 2027
January 1, 2028 through December 31, 2028
January 1, 2029 through December 31, 2029
January 1, 2030 through December 31, 2030
January 1, 2031 through

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any stocks included in the underlying assets included in the base index during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” in the accompanying index supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of % of the face amount. GS&Co. may pay a referral fee of % from the concession to another dealer in connection with its marketing efforts related to the offered notes. The original issue price for notes purchased by certain retirement accounts and certain fee-based advisory accounts will be % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this pricing supplement with respect to such notes to %.

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We expect to deliver the notes against payment therefor in New York, New York on February 6, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying index supplement addendum, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying index supplement addendum, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying index supplement addendum, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

$

GS Finance Corp.

Autocallable Goldman Sachs Momentum Builder® Focus ER Index-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

___________________

___________________

Goldman Sachs & Co. LLC

Page

Terms and Conditions	PS-7
Default Amount on Acceleration	PS-10
Hypothetical Examples	PS-11
Additional Risk Factors Specific to Your Notes	PS-16
The Index	PS-31
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-62
Supplemental Plan of Distribution; Conflicts of Interest	PS-65

December 2023 MOBU Focus ER Index Supplement Addendum dated December 21, 2023
Goldman Sachs Momentum Builder® Focus ER Index	S-1
Historical Information and Hypothetical Data	S-1
Monthly Performance Since January 2018	S-2
Composition Weightings	S-3
Eligible Base Index Underlying Assets	S-3
Selected Risk Factors	S-4
About This Index Supplement Addendum	S-7

MOBU Focus ER Index Supplement No. 35 date December 21, 2023

Summary Overview of the Index	S-3
Additional Risk Factors Specific to the Eligible Underlying Indices	S-15
The Eligible Base Index Underlying Assets	S-25
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98
Prospectus Supplement dated February 13, 2023

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18

Prospectus dated February 13, 2023

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	70
Description of Units We May Offer	88
GS Finance Corp.	93
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	127
Conflicts of Interest	128
Employee Retirement Income Security Act	129
Validity of the Securities and Guarantees	130
Independent Registered Public Accounting Firm	130
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	130